UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Capital Senior Living Corporation

(Name of Registrant as Specified In Its Charter)

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CAPITAL SENIOR LIVING CORPORATION

14160 DALLAS PARKWAY, SUITE 300

DALLAS, TEXAS 75254

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 16, 2017

To the Stockholders of Capital Senior Living Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Capital Senior Living Corporation, a Delaware corporation (the “Company”), will be held at The Westin Stonebriar Hotel, 1549 Legacy Drive, Frisco Texas 75034, on the 16th day of May, 2017 at 10:00 a.m. Central Time, for the following purposes:

1. To elect three directors of the Company to hold office until the Annual Meeting to be held in 2020 or until their respective successors are duly qualified and elected;

2. To ratify the Audit Committee’s appointment of Ernst & Young LLP, independent accountants, as the Company’s independent auditors for the fiscal year ending December 31, 2017;

3. To cast an advisory vote on executive compensation;

4. To cast an advisory vote on the frequency of an advisory vote on executive compensation; and

5. To transact any and all other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors has fixed the close of business on March 27, 2017, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the Company’s principal executive offices for ten days prior to the Annual Meeting.

Important Notice Regarding Availability of Proxy Materials for the Stockholders Meeting to be held on May 16, 2017: The Proxy Statement and the 2016 Annual Report to Stockholders are also available at www.proxydocs.com/csu.

You are cordially invited to attend the Annual Meeting; however, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, sign, date, and mail the enclosed proxy card promptly so that your shares of stock may be represented and voted in accordance with your preferences and in order to help establish the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting and would like to vote in person, you may do so even if you have already dated, signed and returned your proxy card.

Pursuant to the rules of the New York Stock Exchange, if you hold your shares in street name, brokers, banks or other nominees will not have discretion to vote your shares on the election of directors, the advisory vote on executive compensation or the advisory vote on the frequency of an advisory vote on executive compensation. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard on such matters.

By Order of the Board of Directors

Michael W. Reid Chairman of the Board	Lawrence A. Cohen Chief Executive Officer

April 14, 2017

Dallas, Texas

CAPITAL SENIOR LIVING CORPORATION

14160 Dallas Parkway, Suite 300

Dallas, Texas 75254

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 16, 2017

Solicitation and Revocability of Proxies

The Board of Directors (the “Board of Directors” or the “Board”) of Capital Senior Living Corporation (the “Company” or “Capital Senior”) is soliciting your proxy for voting on the proposals to be presented at our annual meeting of our stockholders to be held on May 16, 2017 (the “Annual Meeting”). The Annual Meeting will be held at The Westin Stonebriar Hotel, 1549 Legacy Drive, Frisco Texas 75034, on the 16th day of May, 2017 at 10:00 a.m. Central Time for the purposes set forth in the accompanying notice and described in this proxy statement. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon, unless the proxy is subsequently revoked.

Any stockholder giving a proxy has the unconditional right to revoke his or her proxy at any time prior to the voting thereof either in person at the Annual Meeting by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to us addressed to David R. Brickman, Senior Vice President, General Counsel and Secretary, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254. However, no such revocation will be effective unless such notice of revocation has been received by us at or prior to the Annual Meeting.

Our principal executive offices are located at, and our mailing address is, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254.

Our management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the accompanying notice and has no knowledge that others will do so. If other matters requiring a vote of our stockholders properly come before the Annual Meeting, then it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

This proxy statement and accompanying form of proxy are being mailed on or about April 14, 2017. The annual report to our stockholders covering our fiscal year ended December 31, 2016, which was mailed to our stockholders on or about April 14, 2017, does not form any part of the materials for solicitation of proxies.

In addition to the solicitation of proxies by mail, our officers, directors and employees may solicit proxies by telephone, telecopy or through personal contact. Such officers, directors and employees will not be additionally compensated by us but will be reimbursed for any out-of-pocket expenses. We have retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of $8,000. This amount includes fees payable to Georgeson, but excludes salaries and expenses of our officers, directors and employees. Brokerage houses and other custodians, nominees and fiduciaries will, in connection with shares of our common stock registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of our common stock.

The cost of preparing, printing, assembling and mailing the annual report, the accompanying notice, this proxy statement and the enclosed form of proxy, as well as the reasonable cost of forwarding solicitation materials to the beneficial owners of shares of our common stock, and other costs of solicitation, will be exclusively borne by us.

Some banks, brokers and other record holders have begun the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single copy of this proxy statement and the annual report to any household at which two or more stockholders share an address. This procedure would reduce the volume of duplicative information and our printing and mailing costs. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the annual report to a stockholder at a shared address to which a single copy of such documents was delivered. Any stockholder who would like to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request to David R. Brickman, Senior Vice President, General Counsel and Secretary, at our principal executive offices, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254 or by calling (972) 770-5600. Beneficial owners sharing an address who receive multiple copies of proxy materials and annual reports and who would like to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Date for Receipt of Stockholder Proposals

Stockholder proposals to be included in the proxy statement for the 2018 annual meeting of our stockholders must be received by us at our principal executive offices on or before December 15, 2017 for inclusion in the proxy statement relating to that meeting.

Our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), establishes an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board, to be proposed at an annual meeting of our stockholders. Notice of a stockholder proposal or a director nomination to be brought at an annual meeting of our stockholders must be delivered to, or mailed and received at, our principal executive offices not less than 60 but not more than 90 days before the scheduled date of the meeting, regardless of any postponement, deferral or adjournment of that meeting to a later date; provided, however, that if less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, the notice must be delivered or received no later than the close of business on the tenth day following the earlier of (1) the day on which such notice of the date of meeting was mailed or (2) the day on which such public disclosure was made. The notice of a stockholder proposal or a director nomination must also contain specified information and conform to certain requirements set forth in our Certificate of Incorporation. The chairman of the meeting may disregard the introduction of any such proposal or nomination if it is not made in compliance with the foregoing procedures or the applicable provisions of our Certificate of Incorporation.

Quorum and Voting

The record date for the determination of our stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 27, 2017. At such time, there were 30,059,135 shares of our common stock issued and outstanding.

Each holder of our common stock is entitled to one vote per share on all matters to be acted upon at the Annual Meeting, and neither our Certificate of Incorporation nor our Second Amended and Restated Bylaws (the “Bylaws”) allow for cumulative voting rights. Each proposal is tabulated separately. The holders of a majority of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy, is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, a majority of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting, from time to time, without notice or other announcement at the Annual Meeting until a quorum is present or represented.

Pursuant to our Bylaws, assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy, at the Annual Meeting is required to (i) ratify the appointment of the independent auditors; (ii) approve, on an advisory basis, the Company’s executive compensation; and (iii) approve, on an advisory basis, the frequency of an advisory vote on the Company’s executive compensation. Abstentions and “broker non-votes” (as described below) will not be counted as votes cast “FOR” such proposals, but may be treated as votes “AGAINST” such proposals. With respect to an uncontested election of directors, assuming the presence of a quorum, each director nominee will be elected to the Board if the number of shares voted “FOR” the election of such director nominee exceeds the number of shares voted “WITHHOLD” for such director nominee (with abstentions and broker non-votes not counted as votes cast either “FOR” or “WITHHOLD” for such director nominee’s election).

The Board of Directors unanimously recommends that you vote (1) “FOR” the election of each director nominee named in this proxy statement, (2) “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2017, (3) “FOR” the approval, on an advisory basis, of the Company’s executive compensation, and (4) for, on an advisory basis, the option of “EVERY ONE YEAR” as the preferred frequency for advisory votes on the Company’s executive compensation. The Board of Directors also recommends that you vote “FOR” the ability of the proxy holders to vote the proxy in their discretion with respect to any other matters that properly come before the Annual Meeting.

If you hold shares registered directly in your name and you sign and return a proxy card without giving specific voting instructions, the persons named as proxy holders will vote your proxy (1) in favor of the election of each director nominee named in this proxy statement, (2) in favor of the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2017, (3) in favor of the approval, on an advisory basis, of the Company’s executive compensation, (4) in favor of the approval, on an advisory basis, of holding an advisory vote on the Company’s executive compensation once every year, and (5) as the proxy holders may determine in their discretion with respect to any other matters that properly come before the Annual Meeting.

If you hold shares in “street name” and do not submit specific voting instructions to your broker, bank or other nominee, the organization that holds your shares may generally vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered to be routine under the rules of the New York Stock Exchange (“NYSE”), and in the absence of voting instructions, your broker, bank or other nominee may vote the shares it holds in street name on such items. On non-discretionary items for which you do not submit specific voting instructions to your broker, bank, or other nominee, the shares will be treated as “broker non-votes.” Broker non-votes will be considered present at the Annual Meeting for purposes of determining a quorum at the Annual Meeting. The proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2017 (Proposal 2) is considered to be routine, and therefore, may be voted upon by your broker, bank or other nominee if you do not provide instructions to such broker, bank or other nominee. However, pursuant to the NYSE’s rules, brokers, banks or other nominees will not have discretion to vote your shares on the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3) and the advisory vote on the frequency of an advisory vote on executive compensation (Proposal 4), as such proposals are considered to be “non-routine” items. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard on such matters.

Requests for Written Copies of Annual Report

We will provide, without charge, a copy of our annual report upon the written request of any registered or beneficial owner of our common stock entitled to vote at the Annual Meeting. Requests should be made by mailing David R. Brickman, Senior Vice President, General Counsel and Secretary, at our principal executive offices, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254 or by calling (972) 770-5600. The SEC also maintains a website at www.sec.gov which contains reports, proxy statements and other information regarding registrants, including us.

Forward-Looking Statements

Certain information contained in this proxy statement constitutes “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange

Act of 1934, as amended, which can be identified by the use of forward-looking terminology such as “may,” “will,” “would,” “intend,” “could,” “believe,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. We caution readers that forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors herein identified. These factors include our ability to find suitable acquisition properties at favorable terms, financing, licensing and business conditions, risks of downturn in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, the availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations, among others, and other risks and factors identified from time to time in our reports filed with the SEC.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 27, 2017 by: (i) each person known by us to be the beneficial owner of more than five percent of our common stock; (ii) each of our directors and director nominees; (iii) each of our “named executive officers” set forth in the Summary Compensation Table below; and (iv) all of our current executive officers and directors as a group. Except as otherwise indicated, the address of each person listed below is 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254.

	Shares Beneficially Owned(1)(2)
Name of Beneficial Owner	Number		Percent of Class
5% or More Shareholder
Arbiter Partners Capital Management LLC	4,490,769	(3)	14.94%
First Manhattan Co.	2,341,985	(4)	7.79%
BlackRock, Inc.	1,926,498	(5)	6.41%
HCRE Special Investment LLC	1,898,829	(6)	6.32%
FMR LLC	1,510,830	(7)	5.03%
Named Executive Officers and Directors
Paul J. Isaac	4,490,769	(3)	14.94%
Lawrence A. Cohen	829,394	(8)	2.76%
Carey P. Hendrickson	141,332	(9)	*
David R. Brickman	133,800	(10)	*
Philip A. Brooks	46,978	(11)	*
Joseph G. Solari	46,364	(12)	*
Jill M. Krueger	45,570	(13)	*
David W. Beathard	37,837	(14)	*
Ronald A. Malone	34,170	(15)	*
Michael W. Reid	28,170	(16)	*
E. Rodney Hornbake	22,670	(17)	*
Kimberly S. Lody	10,800	(18)	*
Ed Grier	4,110	(19)	*
Ross B. Levin	0		*
All directors and executive officers as a group (22 persons)	5,946,355	(20)	19.78%

*	Less than one percent.

(1)	Pursuant to SEC rules, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days (rounded to the nearest tenth of a percent).

(2)	The percentages indicated are based on 30,059,135 shares of our common stock issued and outstanding on March 27, 2017.

(3)	The address of Arbiter Partners Capital Management LLC (“Arbiter Partners”) and Mr. Isaac is 530 Fifth Avenue, 20th Floor, New York, NY 10036. Arbiter Partners and Paul J. Isaac share voting power and share dispositive power with respect to all of the reported shares. Information relating to Arbiter Partners and Mr. Isaac is based on a Schedule 13D filed with the SEC on March 10, 2017.

Arbiter Partners is a registered investment adviser that manages and/or administers Arbiter Partners QP LP, an affiliated investment fund (“APQ”), and various accounts, including Isaac Brothers, LLC, Nana Associates LLC and 9 Interlaken Partners LLC (collectively, the “Family Accounts”), which are accounts for the benefit of the family of Paul J. Isaac. Mr. Isaac controls Arbiter Partners. Mr. Isaac is the manager of the Family Accounts and part owner of Isaac Brothers, LLC. By reason of its position as investment adviser to APQ and as manager and/or administrator of the Family Accounts, Arbiter Partners may be deemed to possess the power to vote and dispose of the shares held by APQ and in the Accounts. By reason of his responsibility for the supervision and conduct of all investment activities of Arbiter Partners, Mr. Isaac may be deemed to possess the power to vote and dispose of the shares beneficially owned by Arbiter Partners. Mr. Isaac disclaims beneficial ownership of these securities for all purposes of Section 16 of the Securities Exchange Act of 1934, as amended, except to the extent of his pecuniary interest therein.

(4)	The address of First Manhattan Co. (“First Manhattan”) is 399 Park Avenue, New York, NY 10022. First Manhattan has (i) the sole voting power with respect to 389,300 of the reported shares, (ii) the sole dispositive power with respect to 389,300 of the reported shares, (iii) shared voting power with respect to 1,809,970 of the reported share and (iv) shared dispositive power with respect 1,952,685 of the reported shares. Information relating to this reporting stockholder is based on a Schedule 13G filed with the SEC on February 10, 2017.

(5)	The address of BlackRock, Inc. (“BlackRock”) is 55 East 52nd Street, New York, NY 10055. BlackRock has (i) the sole voting power with respect to 1,858,096 of the reported shares, (ii) the sole dispositive power with respect to all of the reported shares, and (iii) no shared voting power and no shared dispositive power with respect to any of the reported shares. Information relating to this reporting stockholder is based on a Schedule 13G/A filed with the SEC on January 23, 2017.

(6)	The address of HCRE Special Investment LLC (“HCRE”) is 80 Broad Street, Suite 2502, New York, NY 10004. HCRE has the sole voting power and the sole dispositive power with respect to 1,878,829 of the reported shares and has shared dispositive power with respect to 20,000 of the reported shares. HCRE is a private investment vehicle. Radix Partners LLC (“Radix”), as the managing member of HCRE, and Joshua Packwood and Schuster Tanger, as the co-managing members of Radix, share voting power and dispositive power with respect to all of the reported shares and may be deemed to beneficially own all of the reported shares (although such persons have disclaimed beneficial ownership of such shares). Information relating to this reporting stockholder is based on a Schedule 13D/A filed with the SEC on March 13, 2017.

(7)	The address of FMR LLC (“FMR”) is 245 Summer Street, Boston, Massachusetts 02210. FMR has (i) the sole voting power with respect to 952,730 of the reported shares, (ii) the sole dispositive power with respect to 1,510,830 of the reported shares, and no shared voting power and no shared dispositive power with respect to any of the reported shares. Information relating to this reporting stockholder is based on a Schedule 13G filed with the SEC on February 14, 2017.

(8)	Consists of 692,474 shares held by Mr. Cohen directly and 136,920 unvested shares of restricted stock (68,460 of which are subject to the Company’s achievement of certain performance targets).

(9)	Consists of 61,664 shares held by Mr. Hendrickson directly and 79,668 unvested shares of restricted stock (39,772 of which are subject to the Company’s achievement of certain performance targets).

(10)	Consists of 92,724 shares held by Mr. Brickman directly and 41,076 unvested shares of restricted stock (20,538 of which are subject to the Company’s achievement of certain performance targets).

(11)	Consists of 35,492 shares held by Mr. Brooks directly, 5,216 unvested shares of restricted stock and 6,270 shares held by the Philip A. Brooks Revocable Trust.

(12)	Consists of 34,334 shares held by Mr. Solari directly and 12,030 unvested shares of restricted stock.

(13)	Consists of 40,354 shares held by Ms. Krueger directly and 5,216 unvested shares of restricted stock.

(14)	Consists of 30,100 shares held by Mr. Beathard directly and 7,737 unvested shares of restricted stock.

(15)	Consists of 28,954 shares held by Mr. Malone directly and 5,216 unvested shares of restricted stock.

(16)	Consists of 22,954 shares held by Mr. Reid directly and 5,216 unvested shares of restricted stock.

(17)	Consists of 17,454 shares held by Dr. Hornbake directly and 5,216 unvested shares of restricted stock.

(18)	Consists of 5,584 shares held by Ms. Lody directly and 5,216 unvested shares of restricted stock.

(19)	Consists of 4,110 unvested shares of restricted stock held by Mr. Grier directly.

(20)	Includes 5,591,230 shares held directly or indirectly by the executive officers and directors of the Company and 355,125 unvested shares of restricted stock (128,770 of which are subject to the Company’s achievement of certain performance targets).

ELECTION OF DIRECTORS

(PROPOSAL 1)

Nominees and Continuing Directors

Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to vote the shares represented by such proxy for the election of each of the following nominees as a member of the Board of Directors, each to hold office until the annual meeting of our stockholders to be held in 2020 and until his or her successor is duly qualified and elected or until his or her earlier resignation or removal. Messrs. Cohen, Hornbake and Lody are presently members of the Board of Directors.

Name	Age	Position(s)	Director’s Term Expires
Nominees:
Lawrence A. Cohen	63	Vice Chairman of the Board and Chief Executive Officer	2017
E. Rodney Hornbake	66	Director	2017
Kimberly S. Lody	51	Director	2017
Continuing Directors:
Jill M. Krueger	57	Director	2018
Michael W. Reid	63	Director	2018
Paul J. Isaac	66	Director	2018
Ross B. Levin	33	Director	2018
Philip A. Brooks	58	Director	2019
Ronald A. Malone	62	Director	2019
Ed A. Grier	62	Director	2019

The following is a brief biography of each nominee and each current director, including each director whose term will continue after the Annual Meeting.

Nominees for Election for Three-Year Terms Expiring at the 2020 Annual Meeting:

Lawrence A. Cohen has served as one of our directors since November 1996 and as Vice Chairman of the Board since November 1996. He has served as our Chief Executive Officer since May 1999 and was our Chief Financial Officer from November 1996 to May 1999. From 1991 to 1996, Mr. Cohen served as President and Chief Executive Officer of Paine Webber Properties Incorporated. Mr. Cohen serves on the boards of various charitable organizations and is active in several industry associations. Mr. Cohen was a founding member and is Chairman of the Board of Directors of the American Seniors Housing Association, and serves on the Operator Advisory Board of the National Investment Center for the Seniors Housing & Care Industry. He received an LL.M. in Taxation from New York University School of Law, a JD from St. John’s University School of Law, and a BBA in Accounting from The George Washington University. Mr. Cohen is a licensed attorney and is also a Certified Public Accountant (currently inactive). Mr. Cohen has had positions with businesses involved in senior living for 31 years.

E. Rodney Hornbake, M.D. has been a director since 2011. Dr. Hornbake serves as the Medical Director of the Wheeler Clinic, a multisite provider of medical and other services in Connecticut. Dr. Hornbake formerly served as the Managing Partner of Essex Internal Medicine, a private practice of internal medicine and geriatrics, that he formed in 2002. Dr. Hornbake served as Senior Vice President and Chief Medical Officer of Gentiva from March 2000 to April 2002. Gentiva was spun-off from Olsten Corporation, a staffing services company, that Dr. Hornbake joined as part of its management team in 1999. Dr. Hornbake also served as Medical Director of Care Centrix, a home care benefits management company, from November 1999 until 2002, and he continued to serve in a consulting role to Care Centrix from 2002 to 2010. Dr. Hornbake previously served as Vice President and Medical Director of the North Shore-LIJ Health System in New York from 1996 to 1999, as Chief

Medical Officer for Aetna Professional Management Corporation from 1994 to 1996, and as Chief of Medicine for the Park Medical Group/Park Ridge Health System in New York from 1993 to 1994. Dr. Hornbake served as Clinical Assistant Professor of Medicine at the University of Connecticut from August 2002 to 2010 and as an Associate Professor (Adjunct) of Hofstra University from 1998 to 2004. Dr. Hornbake served on the board of Equity Health Partners, a privately-held start-up technology company, from 2008 until 2012, and he served on the Commission on Office Laboratory Accreditation for ten years, including two years as its Chairman.

Kimberly S. Lody has been a director since 2014. Ms. Lody is the North America President and Senior Vice President of GN Hearing, a global manufacturer of hearing aids. Prior to joining GN ReSound, from August 2009 until April 2011, Ms. Lody held various positions at Coloplast Corp., a global provider of ostomy care, urology and continence care, and wound and skin care, including serving as President, Chronic Care (from 2010 to 2011), Vice President of Marketing (from 2009 to 2010), and Interim Vice President of Marketing (during 2009). Prior to joining Coloplast Corp., from July 2004 until August 2009, Ms. Lody was an independent consultant focusing on providing interim leadership and strategic revenue enhancement to clients in a variety of industries, including healthcare, consumer products, automotive and insurance services. From January 2003 until July 2004, Ms. Lody served as the Executive Vice President and Chief Operating Officer of Senior Homecare, Inc., a home healthcare provider, and from May 1997 until February 2003, she held various positions at Gentiva, including serving as Senior Vice President and Chief Marketing Officer (from 2001 to 2003), Vice President — Marketing and Communications (from 1998 to 2000), and Vice President — Strategic Planning (from 1997 to 1998). Ms. Lody received a Master of Business Administration degree from Wake Forest University and a Bachelor of Arts degree in business administration from Hiram College.

Directors Continuing in Office Until the 2018 Annual Meeting:

Jill M. Krueger has been a director since 2004. She is the founding President and Chief Executive Officer of Symbria, Inc., and its affiliates, a leading national developer and provider of innovative, outcome-driven programs that enhance the lives of the geriatric population established in 1995. Under Ms. Krueger’s leadership, Symbria has grown from $300,000 in revenue to more than $130 million with a workforce of nearly 2,000 employees. In 2015, she led Symbria’s transition to an Employee Stock Ownership Plan (ESOP) company. She also serves on the Board of Directors of Fifth Third Bank — Illinois Affiliate, is a member of the Board of the Senior Care Pharmacy Coalition, and is a member of the Board of Directors and Steering Committee of the American Board of Post-Acute and Long-Term Care Medicine. Before she joined Symbria, Ms. Krueger was a partner at KPMG LLP responsible for overseeing the firm’s national Long-Term Care and Retirement Housing Practice. She served as a public commissioner for the Continuing Care Accreditation Commission and as a member of its financial advisory board. Ms. Krueger is a Certified Public Accountant and a Certified Management Accountant.

Michael W. Reid has been a director since October 2009. Mr. Reid has served as a partner at Herald Square Properties, a real estate investment and management company that manages two office buildings totaling nearly 750,000 square feet in Midtown Manhattan and recently purchased an office building in Chelsea North with AIG. Mr. Reid is also a member of the Board of Directors and the Chairman of the Audit Committee of Inland Residential Properties Trust, Inc., a real estate investment trust formed in December 2013 to acquire multifamily properties located in metropolitan areas throughout the United States. Mr. Reid has nearly 35 years of investment banking and real estate experience, including heading Lehman Brothers REIT equity practice for nine years (from 1992 to 2001) as Managing Director in the Global Real Estate Department. In that capacity, he was responsible for developing and implementing the business strategy for its REIT equity underwriting business. Mr. Reid also served as Chief Operating Officer at SL Green Realty Corp. from 2001-2004, where some of his responsibilities included strategic planning, finance and reporting, capital markets, operations and budgeting for a $4 billion publicly-traded REIT. From 2004-2006, he served as President of Ophir Energy Corp., a company that invested in oil and gas production in Oklahoma. From 2006-2008, he served as Chief Operating Officer of Twining Properties, a real estate company specializing in high rise development in Cambridge, Massachusetts. Mr. Reid holds a Bachelor of Arts and Master of Divinity, both from Yale University.

Paul J. Isaac is the founder and CEO of Arbiter Partners Capital Management LLC. Mr. Isaac has been actively investing on behalf of himself and others for over thirty-five years. Prior to founding Arbiter Partners, Mr. Isaac managed equity and debt portfolios directly; researched and employed outside managers; analyzed and invested in alternative strategies; and provided investment strategy consulting to investors. He also has a broad range of sell side experience, including eighteen years of managerial experience in the securities industry, spent at Mabon, Nugent & Co. and its successor firms. During that time, he developed and ran the firm’s training program as well as managed the firm’s municipal, government, mortgage-backed and high yield bond departments. He served as Chief Economist and chaired the firm’s commitments and credit committees. During his time at Mabon, Mr. Isaac also spent a time as Chairman of the Securities Industry Association Capital Rules Committee. Mr. Isaac currently serves as a director of Irex Corporation (North Lime Holdings). Mr. Isaac is Treasurer, Trustee and a member of the Executive Committee for PEF Israel Endowment Funds Inc. and a board member of the American Jewish Historical Society. Mr. Isaac graduated from Williams College with Highest Honors in Political Economy and was a Thomas J. Watson Foundation Fellow. As noted below under “Board of Directors and Committees — Support Agreement,” the Board’s appointment of Mr. Isaac as a director satisfies the Company’s obligations under the Support Agreement (as defined below).

Ross B. Levin, CFA, is the Director of Research for Arbiter Partners Capital Management LLC and a principal in the firm. Mr. Levin currently serves as a director of Mood Media Corporation and is a former board member of American Community Properties Trust and Presidential Life Corporation. Mr. Levin is also Vice Chairman of the Board of Directors of Cerebral Palsy Associations of New York State. Mr. Levin is a member of the New York Society of Securities Analysts and a CFA charter holder. Mr. Levin holds a Bachelor of Science degree in Management with a concentration in Finance from the A.B. Freeman School of Business at Tulane University and has completed the Investment Decisions and Behavioral Finance program at the John F. Kennedy School of Government at Harvard University. As noted below under “Board of Directors and Committees — Support Agreement,” the Board’s appointment of Mr. Levin as a director satisfies the Company’s obligations under the Support Agreement.

Directors Continuing in Office Until the 2019 Annual Meeting:

Philip A. Brooks has been a director since 2010. Mr. Brooks is a principal investor and managing partner of Select Living, LLC, a seniors housing business focused on defined affinity groups, and is an agent for a large fund manager investing in the seniors housing space. Previously, Mr. Brooks served as a Senior Vice President, Loan Production for Walker & Dunlop, LLC, a NYSE-listed provider of financial services for owners and developers of commercial real estate throughout the United States. Prior to Walker & Dunlop, LLC, from February 2011, Mr. Brooks served as Senior Vice President, Loan Production for CWCapital, LLC, a mortgage finance company, which was acquired by Walker & Dunlop, LLC in September 2012. From 1996 to October 2010, Mr. Brooks served in various senior executive positions with Berkadia Commercial Mortgage, LLC, a national mortgage bank, which was previously known as Capmark Finance Inc. and GMAC Commercial Mortgage. He has closed over $5 billion of seniors housing and healthcare financings and has been on multi-disciplinary teams in sourcing, underwriting and syndicating $15 billion in committed financings in North America and Europe. Mr. Brooks has 30 years of experience in the commercial real estate finance industry. He was a founding member of the American Seniors Housing Association, a leading trade association promoting seniors housing, and was on the Board of Directors of the National Investment Center for the Seniors Housing & Care Industry, a leading trade association promoting the industry to the capital markets. On October 25, 2009, Capmark Financial Group Inc. and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code.

Ronald A. Malone has been a director since 2010. Mr. Malone served as a member of the Board of Directors of Gentiva Health Services, Inc. (“Gentiva”), a provider of comprehensive home health services that was acquired by Kindred Healthcare, Inc. in 2015, from June 2002 until May 2012, having served as Chairman from June 2002 to December 2010. He served as Chief Executive Officer of Gentiva from June 2002 until December 2008, as Executive Vice President of such company from March 2000 until June 2002, and as

President of Gentiva’s home health services division from January 2001 to June 2002. Prior to joining Gentiva, Mr. Malone served in various positions with The Olsten Corporation, including Executive Vice President of The Olsten Corporation and President, Olsten Staffing Services, United States and Canada. Mr. Malone has been a director of Hill-Rom Holdings, Inc. since July 2007. He is a former director of the National Association for Home Care & Hospice and a former director, chairman and founding member of the Alliance for Home Health Quality and Innovation.

Ed A. Grier has been a director since 2016. Mr. Grier has been the Dean of the Virginia Commonwealth University (“VCU”) School of Business since March 2010. Prior to joining VCU, Mr. Grier spent approximately 29 years with the Walt Disney Company (“Disney”) beginning in 1981. He served as the President of the Disneyland Resort from 2006 until 2010 and held various senior financial and operational roles during his career with Disney. Mr. Grier serves as a director of NVR, Inc., a NYSE-listed residential homebuilding company which operates in two business segments: homebuilding and mortgage banking (“NVR”), and as a member of the audit committee of NVR’s board of directors. He is also a director of the Middleburg Trust Company, a provider of wealth management services and a wholly-owned subsidiary of Middleburg Financial Corporation. In addition, Mr. Grier serves on the boards of the Greater Richmond Chamber of Commerce, The Colonial Williamsburg Foundation and ChildFund International and serves as a trustee for Brandman University. Mr. Grier is also a Certified Public Accountant.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board and the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) focused primarily on the information discussed in each of the Directors’ individual biographies set forth above. In particular, with regard to Mr. Cohen, the Board considered his strong background in the senior living industry — over 31 years — in addition to the many years of experience with the Company represented by Mr. Cohen, our Chief Executive Officer. With regard to Dr. Hornbake, the Board considered his position as a practicing physician specializing in geriatrics, his strong understanding of emerging needs of the aging population, his service as Chief Medical Officer for a large health services organization, and his involvement in public policy as it affects seniors. With regard to Ms. Lody, the Board considered her executive level experiences in marketing services and products to seniors as well as successfully managing, growing and branding companies within the healthcare industry. With respect to Ms. Krueger, the Board considered her significant experience, expertise and background with regard to accounting matters, which includes specialization in health care, and rehabilitative and wellness services for elderly persons. With regard to Mr. Reid, the Board considered his nearly 36 years of experience in investment banking and real estate, including heading Lehman Brothers REIT equity practice for nine years as Managing Director in the Global Real Estate Department, and his senior level public company experiences, which experiences will help the Company identify and capitalize on opportunities to build its business as well as bring fresh insights that will benefit both the Board and the Company. With regard to Mr. Isaac and Mr. Levin, the Board considered their backgrounds as accomplished investors who would complement the extensive expertise and talent of the existing Board members and who could bring an important perspective of a large stockholder. With respect to Mr. Brooks, the Board considered his extensive experience in the senior living industry and strong background in senior housing financing. With respect to Mr. Malone, the Board considered his executive level and board experience with public companies and his extensive senior level operational experiences, particularly in health care and wellness services. Mr. Malone has an intimate knowledge of the home health industry and expertise in the legislative and regulatory landscape affecting healthcare companies. With regard to Mr. Grier, the Board considered his operational expertise from operating a multi-billion dollar business for Disney, his brand marketing and customer-experience expertise obtained while managing one of the world’s most recognized brands and his financial expertise.

The Board does not anticipate that any of the aforementioned nominees for director will refuse or be unable to accept election as a director, or be unable to serve as a director. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board.

There are no family relationships among any of our directors, director nominees or executive officers.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the individuals nominated for election as a director.

BOARD OF DIRECTORS AND COMMITTEES

General

Our Board of Directors currently consists of ten directors. The Board has determined that Ed A. Grier, Philip A. Brooks, Kimberly S. Lody, Dr. E. Rodney Hornbake, Jill M. Krueger, Ronald A. Malone, Michael W. Reid, Paul J. Isaac and Ross B. Levin, each an existing director, are “independent” within the meaning of the corporate governance rules of the NYSE and no such individual has any relationship with us, except as a director, stockholder and/or director nominee, as applicable. In addition, we have adopted a Director Independence Policy, as described in greater detail below under the heading “Director Independence Policy,” which establishes guidelines for the Board to follow in making the determination as to which of our directors is “independent.” Our Director Independence Policy is available on our website at http://www.capitalsenior.com in the Investor Relations section and is available in print to any stockholder who requests it. The Board has determined that Messrs. Grier, Brooks, Hornbake, Malone, Reid, Isaac and Levin and Ms. Lody and Ms. Krueger, each an existing director, are “independent” in accordance with our Director Independence Policy.

During 2016, the Board held ten board meetings, including regularly scheduled and special meetings. During 2016, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served. Under our Corporate Governance Guidelines, each of our directors is expected to attend all meetings of the Board, the annual stockholders meeting and meetings of the committees of the Board on which they serve. Messrs. Cohen, Johannessen, who is no longer a director, Brooks, Hornbake, Malone and Reid and Ms. Lody attended our 2016 annual meeting of stockholders. Our independent directors meet in executive sessions without any management directors, and Mr. Reid, the independent Chairman of the Board, presided over these meetings during 2016.

Advance Resignation Policy

Under our Corporate Governance Guidelines, for uncontested director elections, as a condition to nomination by the Board of an incumbent director, such nominee must submit an irrevocable resignation to the Board. Any such nominee who receives a greater number of votes “withholding authority” for or “against” such nominee’s election than votes “for” such nominee’s election (with abstentions and broker non-votes not counted as votes cast either “for” or “withhold authority” for or “against” such nominee’s election), and who remains on the Board as a holdover director, will have his or her irrevocable resignation considered by the Nominating and Corporate Governance Committee. Following the certification of the voting results in an uncontested election of directors, the Nominating and Corporate Governance Committee will make a recommendation to the Board as to the treatment of any such nominee that did not receive the requisite majority vote, including whether to accept or reject any such tendered resignation. Thereafter, the Board will determine whether to accept the Nominating and Corporate Governance Committee’s recommendation. If such nominee’s resignation is accepted by the Board, then such director will immediately cease to be a member of the Board upon the date of such acceptance.

Director Independence Policy

The Board undertakes an annual review of the independence of all non-management directors. In advance of the meeting at which this review occurs, each non-management director is asked to provide the Board with full information regarding the director’s business and other relationships with us in order to enable the Board to evaluate the director’s independence. Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business relationships between, on the one hand, directors or members of their immediate family, and, on the other hand, us, whether or not such business relationships are described above.

No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with us. The following guidelines are considered in making this determination:

•

a director who is, or has been within the last three years, employed by us, or whose immediate family member is, or has been within the last three years, one of our executive officers, is not “independent”;

•

a director who received, or whose immediate family member received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent”;

•

a director (a) who is or whose immediate family member is a current partner of a firm that is our internal or external auditor, (b) who is a current employee of such a firm, (c) whose immediately family member is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (d) who is, or whose immediate family member was within the last three years (but is no longer), a partner or employee of such a firm and personally worked on our audit within that time, is not “independent”;

•

a director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that other company’s compensation committee, is not “independent”;

•

a director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not “independent”;

•

a director who serves as an executive officer, or whose immediate family member serves as an executive officer, of a tax exempt organization that, within the preceding three years, received contributions from us, in any single fiscal year, of an amount equal to the greater of $1 million or 2% of such organization’s consolidated gross revenue, is not “independent”; and

•

a director who has a beneficial ownership interest of 10% or more in a company which has received remuneration from us in any single fiscal year in an amount equal to the greater of $1 million or 2% of such company’s consolidated gross revenue is not “independent” until three years after falling below such threshold.

In addition, members of the Compensation Committee must not have any relationship or affiliation with us that would materially affect the director’s ability to be independent from management as a Compensation Committee member and must otherwise be “independent” under our Director Independence Policy. Members of the Audit Committee may not accept any consulting, advisory or other compensatory fee from us or any of our subsidiaries or affiliates other than directors’ compensation.

The terms “us,” “we” and “our” refer to Capital Senior Living Corporation and any direct or indirect subsidiary of Capital Senior Living Corporation, which is part of the consolidated group. An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

Committees

Committees of the Board include the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee.

Audit Committee

The Audit Committee consists of Messrs. Brooks, Grier and Reid and Ms. Krueger, each of whom is “independent” as defined by the listing standards of the NYSE in effect as of the date of this proxy statement.

The Board has determined that Ms. Krueger qualifies as an “audit committee financial expert” within the meaning of SEC regulations. The Board has adopted an amended and restated Audit Committee Charter, which is available on our website at http://www.capitalsenior.com in the Investor Relations section and is also available in print to any stockholder who requests a copy. Pursuant to its charter, the Audit Committee:

•	oversees our financial reporting process and internal control system;

•	appoints, replaces, provides for compensation of and oversees our independent accountants;

•	provides an open avenue of communication among our independent accountants, senior management and the Board; and

•	conducts an annual review of the adequacy of its charter and recommends any proposed changes to the Board for its approval.

During 2016, the Audit Committee held seven meetings, including regularly scheduled and special meetings.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Malone, Brooks and Hornbake and Ms. Lody, each of whom is “independent” as defined by the listing standards of the NYSE in effect as of the date of this proxy statement. The Board has adopted an amended and restated Nominating and Corporate Governance Committee Charter, which is available on our website at http://www.capitalsenior.com in the Investor Relations section and is also available in print to any stockholder who requests a copy. Pursuant to its charter, the Nominating and Corporate Governance Committee:

•	identifies individuals qualified to become directors;

•	recommends director nominees to the Board;

•	develops, and recommends for Board’s approval, our Corporate Governance Guidelines;

•	reviews with management and assists and advises the Board with respect to resident care and services;

•	oversees the evaluation of the Board and management; and

•	conducts an annual review of the adequacy of its charter and recommends any proposed changes to the Board for its approval.

During 2016, the Nominating and Corporate Governance Committee held seven meetings, including regularly scheduled and special meetings.

Compensation Committee

The Compensation Committee consists of Messrs. Malone and Reid and Ms. Lody and Ms. Krueger, each of whom is “independent” as defined by the listing standards of the New York Stock Exchange in effect as of the date of this proxy statement. The Board has adopted an amended and restated Compensation Committee Charter, which is available on our website at http://www.capitalsenior.com in the Investor Relations section and is also available in print to any stockholder who requests a copy. Pursuant to its charter, the Compensation Committee’s responsibilities include, among other things, the responsibility to:

•

review and approve, on an annual basis, the corporate goals and objectives, and any amendments to those goals and objectives, relevant to the compensation of our Chief Executive Officer and our other executive officers, evaluate each such individual’s performance in light of such objectives and, either as a committee or together with other independent directors (as directed by the Board), determine and approve the compensation for each such individual based on such evaluation (including base salary, bonus, incentive and equity compensation);

•	review director compensation levels and practices, and recommend, from time to time, changes in such compensation levels and practices;

•	review our compensation, incentive compensation and equity-based plans and recommend, from time to time, changes in such compensation levels and practices to the Board;

•

review and discuss with our management the Compensation Discussion and Analysis to be included in our annual proxy statement, annual report on Form 10-K or information statement, as applicable, and make a recommendation as to whether it should be included therein;

•	conduct an annual review of the adequacy of its charter and recommend any proposed changes to the Board for its approval; and

•	perform any other activities consistent with our Certificate of Incorporation, Bylaws and governing law as the Compensation Committee or the Board deems appropriate.

During 2016, the Compensation Committee held nine meetings, including regularly scheduled and special meetings.

The Compensation Committee’s processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of our executive officers and management in the compensation process are each described under “Compensation Discussion and Analysis — Process for Determining Executive Compensation” beginning on page 30 of this proxy statement.

In fulfilling its responsibilities and duties with respect to the compensation of our directors, the Compensation Committee periodically reviews the compensation paid to the non-employee directors of the companies in our peer group, and may recommend to the Board adjustments to our director compensation levels and practices so as to remain competitive with the companies in our peer group.

Pursuant to its charter, the Compensation Committee may retain such compensation consultants, outside counsel and other advisors as it may deem appropriate in its sole discretion and it has the sole authority to approve related fees and other retention terms. From time to time, the Compensation Committee has engaged third parties to compile statistical information with respect to the executive compensation practices of other comparable public companies and has retained independent compensation consultants to review the Company’s compensation arrangements for certain of its named executive officers and its independent directors. As described in greater detail in “Compensation Discussion and Analysis — Process for Determining Executive Compensation — Role of the Compensation Consultant,” the Compensation Committee engaged Axiom Talent & Rewards (the “Compensation Consultant”), to review the Company’s 2016 compensation arrangements for certain of its named executive officers and its independent directors, including an analysis of both the competitive market and the design of the compensation arrangements. As part of its reports to the Compensation Committee, the Compensation Consultant evaluated the compensation arrangements of both our self-selected peer group companies and a broader group of industry peer companies selected by the Compensation Consultant, and provided competitive compensation data and analysis relating to the compensation of our Chief Executive Officer, President and Chief Operating Officer, Senior Vice President and Chief Financial Officer, and Senior Vice President, General Counsel and Secretary and our independent directors. The fees payable by the Company to the Compensation Consultant for such services were approximately $56,000. The Compensation Committee evaluated the independence of the Compensation Consultant and concluded that the Compensation Consultant was independent and presented no conflict of interest.

Board of Director’s Leadership Structure

In 2010, our Board separated the roles of Chairman of the Board and Chief Executive Officer by electing a non-executive, independent director, as Chairman of the Board. Since 2016, Mr. Reid has served as non-executive Chairman of the Board. The separation of the roles was implemented to allow Mr. Cohen, our Chief Executive Officer, to continue to focus his efforts on the successful management of the Company while allowing our independent Chairman to focus his efforts on the continued development of a high-performing Board, including (1) ensuring the Board remains focused on the Company’s long-term strategic plans, (2) working with Company management to ensure the Board continues to receive timely and adequate information, (3) coordinating activities of the committees of the Board, and (4) ensuring effective stakeholder communications. The Board believes, due to the continued leadership and experience provided by these two individuals, that having separate positions is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

Board of Director’s Role in Risk Oversight

Our Company, like others, faces a variety of enterprise risks, including credit risk, liquidity risk, and operational risk. In fulfilling its risk oversight role, the Board focuses on the adequacy of the Company’s risk management process and overall risk management system. The Board believes an effective risk management system will (1) adequately identify the material risks that the Company faces in a timely manner, (2) implement appropriate risk management strategies that are responsive to the Company’s risk profile and specific material risk exposures, (3) integrate consideration of risk and risk management into business decision-making throughout the Company, and (4) include policies and procedures that adequately transmit necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committee.

The Audit Committee has been designated to take the lead in overseeing risk management at the Board level. Accordingly, the Audit Committee schedules time for periodic reviews of risk management, in addition to its other duties. In this role, the Audit Committee receives information from management and other advisors, and strives to generate serious and thoughtful attention to the Company’s risk management process and system, the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks.

In addition, the Nominating and Corporate Governance Committee is responsible under its charter for reviewing with management and assisting and advising the Board with respect to resident care and services. This risk management and risk assessment includes management compliance with regulatory requirements related to resident care and services and other related matters, including meeting the Company’s expectations for providing quality care and services to its residents.

Although the Board’s primary risk oversight has been assigned to the Audit Committee, the full Board also periodically receives information about the Company’s risk management system and the most significant risks that the Company faces. This is principally accomplished through the Audit Committee’s discussions with the full Board and summary versions of the briefings provided by management and advisors to the Audit Committee.

In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company. As a result, the Board and Audit Committee periodically ask the Company’s executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.

Director Nominations

The Nominating and Corporate Governance Committee is responsible under its charter for identifying and recommending qualified candidates for election to the Board. In addition, stockholders who would like to recommend a candidate for election to the Board may submit the recommendation to the chairman of the Nominating and Corporate Governance Committee, in care of David R. Brickman, our Senior Vice President, General Counsel and Secretary. Any recommendation must include name, contact information, background, experience and other pertinent information on the proposed candidate and must be received in writing by

November 15, 2017 for consideration by the Nominating and Corporate Governance Committee for the 2018 annual meeting of our stockholders.

Although the Nominating and Corporate Governance Committee is willing to consider candidates recommended by our stockholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by our stockholders. The Nominating and Corporate Governance Committee believes that a formal policy is not necessary or appropriate because of the small size of the Board and because the current Board already has a diversity of business background and industry experience.

The Nominating and Corporate Governance Committee does not have specific minimum qualifications that must be met by a candidate for election to the Board in order to be considered for nomination by the Nominating and Corporate Governance Committee. In identifying and evaluating nominees for director, the Nominating and Corporate Governance Committee considers each candidate’s qualities, experience, background and skills, as well as any other factors that the candidate may be able to bring to the Board. The process is the same whether the candidate is recommended by a stockholder, another director, management or otherwise. Although the Nominating and Corporate Governance Committee does not have a formal diversity policy in place for the director nomination process, an important factor in the Nominating and Corporate Governance Committee’s consideration and assessment of a candidate is the diversity of the candidate’s viewpoints, professional experience, education and skill set. The Nominating and Corporate Governance Committee does not pay a fee to any third party for the identification of candidates, but it has paid fees in the past to third parties for background checks on candidates.

With respect to this year’s nominees for director, Messrs. Cohen and Hornbake and Ms. Lody currently serve as directors of the Company.

Support Agreement

On March 7, 2017, we entered into an agreement (the “Support Agreement”) with Arbiter Partners Capital Management LLC, Arbiter Partners QP, LP, Paul J. Isaac and Ross B. Levin (collectively, “Arbiter”) pertaining to, among other things, the appointment of two new independent directors (the “Arbiter Directors”) to the Board.

Pursuant to the Support Agreement, on March 7, 2017, Paul J. Isaac and Ross B. Levin were appointed to the Board to serve until the Company’s 2018 annual meeting of its stockholders.

Pursuant to the Support Agreement, Arbiter agreed to certain customary standstill and voting provisions. Among other things, the standstill restricts Arbiter from: (i) engaging in certain proxy contest activities, (ii) entering into voting agreements, (iii) seeking to effect any merger, business combination, restructuring or other extraordinary transaction, (iv) instituting any litigation against the Company, (v) taking actions in support of: (a) changing or influencing the Board or management, or (b) any material change in the Company’s business, corporate strategy or corporate structure or (vi) acquiring beneficial ownership of more than 15.25% of the Company’s common stock, in each case, until the Expiration Date (as defined in the Support Agreement).

Arbiter also agreed to vote its shares in favor of all nominees recommended by the Board for election to the Board at the Annual Meeting, as well as in favor of certain of the Board’s proposals at the Annual Meeting.

The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which the Company filed with the SEC as Exhibit 99.1 to a Current Report on Form 8-K on March 8, 2017.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics governing all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and corporate controller. A copy of this Code of Business Conduct and Ethics is available in the “Corporate Governance Documents” section of the “Investor Relations” section of our website at www.capitalsenior.com. We intend to make all required disclosures concerning any amendments to, or waivers from, this Code of Business Conduct and Ethics on our website.

Website

Our Internet website, www.capitalsenior.com, contains an Investor Relations section, which provides links to our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, SEC stock ownership reports, amendments to those reports and filings, Code of Business Conduct and Ethics, Corporate Governance Guidelines, Director Independence Policy and charters of the Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee of the Board. These documents are available in print, free of charge, to any stockholder who requests a copy as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The materials on our website are not incorporated by reference into this proxy statement and do not form any part of the materials for solicitation of proxies.

Communication with Directors

Correspondence from stockholders and other interested parties may be sent to our directors, including our non-management directors, individually or as a group, in care of Michael W. Reid, the independent Chairman of our Board, with a copy to David R. Brickman, Senior Vice President, General Counsel and Secretary, at our principal executive offices, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254.

All communications received as set forth above will be opened by the Chairman and Senior Vice President, General Counsel and Secretary for the sole purpose of determining whether the contents represent a message to our directors. Appropriate communications other than advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee.

 Executive Compensation

 Compensation Discussion & Analysis

This section provides information on our executive compensation program and our compensation philosophy for our named executive officers (“NEOs”), who in fiscal 2016 were:

Lawrence A. Cohen, Chief Executive Officer

Carey P. Hendrickson, Senior Vice President and Chief Financial Officer

David R. Brickman, Senior Vice President, General Counsel and Secretary

Joseph G. Solari, Vice President – Corporate Development

David W. Beathard, Senior Vice President – Operations

Keith N. Johannessen, Former President and Chief Operating Officer

 Overview and Executive Summary

 2016 Business Performance Highlights & Strategy

 2016 Highlights

(1)	Includes purchase of four previously leased communities in January 2017

Business Overview & Execution on Long-Term Strategy:

Capital Senior is one of the largest senior housing owner-operators in North America. We operate 129 senior housing communities serving more than 16,500 residents. We have a clear and differentiated real estate strategy focused on driving industry-leading growth and superior shareholder value. We benefit from our substantially all private-pay business model, which insulates us from possible pressure by government payers on pricing, and positions us to benefit from an improving economy, which could increase the available supply of prospective residents for our communities and our pricing. The senior housing industry benefits from favorable demographics, need-driven demand, a solid housing market, limited competitive new supply in our markets and a growing economy, but remains highly fragmented, providing us with an opportunity to consolidate, a strategy we’ve employed in the past and anticipate employing in the future, and allowing us to benefit from competitive advantages that we enjoy as a larger-company operator. Our strategy is focused on creating long-term sustainable growth by focusing on core organic growth, accretive acquisitions, conversions and increasing real estate ownership.

In addition to implementing annual increases in market and in-house rents, maximizing level of care fees and proactively managing our expenses to grow our core operations, we are focused on meeting the current and future needs of our senior residents and improving our key financial metrics by converting independent living units to assisted living and memory care units across our portfolio. In 2015 and 2016, we completed conversions of more than 600 units, which are producing outstanding growth in occupancy, revenue and net operating income. For example, at our communities where the first 400 unit conversions were completed by the middle of 2015, revenue increased 21.2% in the fourth quarter of 2016 as compared to the quarter prior to conversion, the second quarter of 2014, while net operating income increased 18.6%.

Revenue and NOI Growth – 4Q16 vs. 2Q14 (Period prior to Conversions)(1)

(1)    Represents the 400 units with conversions completed as of 2Q15.

In 2015 and 2016, we spent $104.8 million for these conversions as well as important renovations, refurbishments and repositionings of communities across approximately 80% of our portfolio. Because this work resulted in approximately 1,300 units being taken out of service, the investments did not generate significant increases in our key financial metrics in 2015 and 2016. 400 of these units opened as of the second quarter of 2015, 400 additional units opened through the fourth quarter of 2016 and 500 more units are expected to open throughout 2017. These investments are expected to generate significant, industry-leading growth in our core operations in 2017 and beyond.

From 2010 through 2016, we acquired 60 communities for a combined purchase price of $877 million. These acquisitions have generated an initial return on equity invested of approximately 16%, and meaningful increases in the Company’s revenues, earnings and real estate value. This includes the acquisition of eight communities for a combined purchase price of $138.8 million in 2016, which we expect to contribute an incremental $5.5 million of cash flow from operations (“CFFO”) in their first year under our ownership.

The table below shows our cash-on-cash returns in the first year of our unit acquisitions during each of the last six years.

Year 1 Cash-On-Cash Returns

We believe that owning our real estate provides significant strategic and financial benefits, including the following:

•	Maximizes cash flow and real estate value by providing valuation support;

•	Creates a stronger margin profile;

•

Provides for sustainable cash flows, including stable and declining interest expense related to attractive long-term fixed rate, non-recourse mortgage loans versus escalating lease expense at our leased communities;

•	Optimizes asset management flexibility, including the ability to adapt our units to market demands; and

•	Enhances financial flexibility, including the ability to increase loans based on appreciated value to re-deploy the capital into growth initiatives.

Due to the acquisitions noted above, our real estate ownership as a percentage of our total portfolio has increased from 32.5% in 2010 to 61.2% at December 31, 2016, as illustrated in the table below:

Capital Senior Living’s Ownership History

As a result of our increased real estate ownership, we have become the third largest senior housing owner/operator (by percentage of aggregate properties owned) in our sector:

Real Estate Ownership of 10 Largest US Senior Housing Operators

Source: ASHA 2016 Top 50, company filings and investor presentations.

Note: Five Star Senior Living pro forma for property acquisitions and divestitures.

(1)	Primarily minority interest in joint ventures.
(2)	As of December 31,2016.

In 2015 and 2016, our real estate ownership strategy yielded $66.3 million in proceeds from supplemental loans, which has been re-deployed to the Company’s growth initiatives. The communities on which we executed supplemental loans in 2015 and 2016 increased in value by an aggregate of $129.3 million since their original loans were executed approximately 3 years earlier, a 42% increase in property value, as shown below.

Appreciated Value of Supplemental Loan Properties

The successful execution of our strategy over the past several years has resulted in significant growth amidst a challenging time in the Healthcare Facility sector. The table that follows highlights our mid-to-high teens compound annual growth rates in revenue, EBITDAR and CFFO from 2010 through 2016:

Strategy and Execution Have Delivered Strong Growth

However, stock prices of companies in our industry remain negatively impacted by general concerns relating to (i) sensitivity to possible rising interest rates as a result of the debt loads we and other industry companies carry, (ii) new supply in certain markets, which are limited in our geographically concentrated markets, (iii) increasing labor costs to providers of healthcare services, which our focus on senior housing mitigates, and (iv) post-acquisition integration challenges related to large-company consolidation. Despite the challenges the Healthcare Facility sector has experienced over the past few years, our 5-year total shareholder return (“TSR”) has exceeded that of the S&P 500, Brookdale, Five Star Quality Care, and the Health Care REITS index.

Prior Say-on-Pay Votes and Engagement with Stockholders

Historical Say-on-Pay: 2013-2015

At our Annual Meetings in 2013, 2014 and 2015, approximately 98%, 98.5% and 98.8% of stockholders, respectively, who cast an advisory vote on the Company’s say on pay proposal voted in favor of the Company’s executive compensation programs.

2016 Say on Pay Vote

At the 2016 Annual Meeting, approximately 74% of voting stockholders voted in favor of the Company’s executive compensation programs. Although our executive pay levels have remained relatively constant, and the Company sustained continued growth over its budgeted plan in 2015, our TSR declined.

Historical Pay vs. Year-Over-Year Performance Summary

Pay Growth	2014	2015
CEO Total Pay	5.1%	-4.0%

Performance	2014	2015	2015 vs. Plan
Revenue Growth	9.6%	7.4%	101.1% of Plan
Adjusted EBITDAR Growth	10.9%	9.0%	102.1% of Plan
CFFO Per Share Growth	10.2%	13.1%	100.6% of Plan

TSR: 1-Year	4.1%	-16.3%
ISS Guidance	For	Against

Say-on Pay Vote	98.8%	74.0%

Engagement with Stockholders:

The Company has been actively engaging in dialogue with a significant number of large stockholders to continue to reinforce our understanding of our stockholders’ views regarding the Company’s compensation programs.

The Company is committed to maintaining regular dialogue with its investors intended to:

1	Solicit their feedback on the executive compensation and governance-related matters
2	Evaluate the Company’s compensation programs
3	Report stockholders’ views directly to the Compensation Committee and the Board

Our Annual Engagement Cycle:

•	Late Summer/Fall: Begin reviewing new governance trends, regulatory developments and our policies and practices. Management prepares topics and outreach material and outreach begins.
•	Winter: We begin to implement changes or design programs based on feedback.
•	Spring: We publish our annual report, proxy statement and supplemental materials and engage with stockholders again on matters to be voted on at our annual meeting.
•	Summer: We conclude the cycle with a report to the Board on the proxy season, including feedback received during the proxy season. We then discuss agenda for our upcoming meetings with stockholders.

2016 Outreach Summary

In August 2016, we reached out to our top 20 stockholders, representing approximately 75% of the total shares then outstanding. In November 2016, we reached out to additional stockholders who had subsequently become part of the group of our top 20 stockholders at that time. Michael Reid, one of our directors and a member of our Compensation Committee, participated in our 2016 stockholder outreach.

Summary of Compensation Program Changes Due to

Stockholder Feedback & Performance

The Compensation Committee carefully considers the views of its stockholders as part of its annual compensation review process. Conversations the Company had with its investors and proxy advisory firms following the 2016 advisory vote on executive compensation were considered along with current market practices and general investor concern over certain pay practices.

The following chart summarizes some of the comments that we received from one or more stockholders in this process, and the changes that the Compensation Committee decided to make both to payouts in respect of 2016 performance, and to the overall compensation program for 2017:

What We heard:	How We Responded:

Generally pleased with the pay mix emphasizing pay-at-risk and long-term pay, but overall magnitude of pay is not aligned with stockholder experience when the sector and TSR is in a downturn like 2016

Would like to see a focus of peers beyond Healthcare into Real Estate as well to align with the long-term strategy

Would like to see implementation of 3-Year LTI Goals and double trigger on equity

Would like to see a TSR element within the LTI programs to help the payouts respond appropriately to the current stockholder experience

✓ 1. Negative adjustments of -30% were applied to 2016 Annual Incentive payouts and 2017 LTI Awards decreased $684,000 for CEO and on average -27% for other NEOs
✓ 2. Decreased Target LTI Awards for 2017 (see detail below)
✓ 3. Changed the 2017 Company Peer Group to include additional peers in Real Estate
✓ 4. Implemented 3-Year Cumulative Long-term Goals in LTI Program
✓ 5. Implementing a Double Trigger for Equity Award Acceleration
✓ 6. Changing the LTI Program Design to Include a Relative TSR Modifier
✓ 7. Changed the LTIP mix to 60% performance-based restricted shares and 40% time-based restricted shares (from 50% /50%) to further emphasize performance-based pay
✓ 8. Implemented Director and Executive Share Ownership Guidelines

Each of these changes are described in more detail below.

Negative Adjustments to 2016 Annual Incentive Payouts and 2017 Target LTI Awards

Although the annual incentive payout that was earned based on 2016 performance by the CEO and CFO was 92.3% and 94.5% of their target payouts, respectively, the Committee decreased the actual annual incentive payout for the CEO and CFO by 30% to acknowledge the broader industry downturn and its impact on our financial performance and our total stockholder return. In addition, to further align executive compensation levels with shareholder feedback and the market as reflected by our peer group the Compensation Committee adjusted 2017 LTI target pay levels downward for the CEO (–28%), the CFO (–29%), and the other NEOs (ranging from -2% to -44%).

Summary of Negative Adjustments to Actual and Target Compensation Levels

To better align the Company’s executive pay programs with stockholders, the Compensation Committee will continue to evaluate whether additional changes are needed to the design of programs.

Changes to Capital Senior’s Peer Groups for Executive Compensation Analysis

To respond to stockholder requests for broader Real Estate representation in peers and to further simplify the Company’s competitive review of executive compensation, we formally adopted a new peer group that is more representative of our differentiated real estate strategy. Both our 2016 and 2017 peer groups reflect the Company’s core goal and long-term strategy of growing real estate ownership. The 2017 Peer Group now reflects both REITs and Lodging Sector Peers along with Healthcare peers.

This is a similar approach taken by other peer companies in the Long-Term Facility ownership model, and is especially important now that we are the third largest senior housing owner/operator by percentage of ownership in our sector. We also reached out directly to inform proxy advisory services of the necessity of reflecting this approach in determining our go-forward peer groups for relevancy and stockholder alignment.

The 2017 peer group now includes both healthcare industry peers as well as Healthcare REITs and Lodging Sector Peers:

2017 Peer Groupings:

New 3-Year Cumulative Goal for Performance Share Awards

To better align our long-term performance share awards with stockholder feedback, we have adopted a new process for setting 3-year cumulative goals for performance cycles beginning in 2017. Rather than annual goals set over a 3-year period, the new cycles of performance share awards will have a set 3-year target to further emphasize a long-term focus.

Double Trigger for Equity Awards

Beginning with our upcoming 2017 LTI awards, the Company has implemented a double trigger for equity award vesting in the event of a change in control. This means that with respect to awards that are assumed, substituted for or replaced in connection with a change in control, there would be no acceleration of vesting in the absence of a subsequent termination of employment. We view this as risk-mitigating and better aligned with new governance trends.

New LTI Design, Including a Relative TSR Modifier

Also, beginning with our upcoming 2017 LTI awards, the performance share award program has been redesigned to include an adjustment factor based on our relative TSR as compared to a broad S&P Healthcare Services Group. We believe this is an appropriate benchmark index for relative TSR comparison primarily due to the number of companies in the index that have a similar business model, similar focus within the healthcare industry and similar vulnerability to healthcare and long-term care industry volatility.

New LTI Mix, Including Stronger Emphasis on Performance Awards

To continue to strengthen the relationship between pay and performance, the overall mix of long-term incentives has been changed to 60% performance-based restricted stock and 40% time-based restricted stock (from a historical 50/50 mix). This change not only aligns with stockholder feedback, but also furthers our philosophy of performance-oriented pay.

New Executive and Director Stock Ownership Guidelines

Beginning in 2017, we have implemented new stock ownership guidelines to further align our executives’ and directors’ interests with our stockholders’ interests. The new stock ownership guidelines require our outside directors and certain officers to own an amount of our stock equal to the following amounts:

  Alignment of Executive Compensation

Our compensation programs are designed to attract and retain high-quality talent, reward executives for performance that successfully executes the Company’s long-term strategy and align compensation with the long-term interests of our stockholders.

As a result, our executive compensation programs closely link pay to performance. With approximately 15% more of our compensation delivered in long-term pay as compared to our peers, we will continue to focus executive pay on long-term, performance-based compensation.

2016 Benchmarking of Pay Mix Versus Peers

The pie charts reflect CEO, COO, CFO, and General Counsel pay mix for Capital Senior Living and Peers as disclosed in the 2016 proxy filings.

Beginning in 2017, this focus on performance will be further emphasized through the increased weighting of performance-based restricted shares and the implementation of our Relative TSR modifier as noted above.

Alignment of CEO Pay & Performance

Using the process described beginning on page 26, adjustments have been made by the Committee where appropriate to maintain proper alignment between CEO compensation and corporate performance.

The chart below illustrates the alignment of CEO realized pay and performance. The equity grants included in the Summary Compensation Table (“SCT”) reflect their grant date fair value. The SCT is not updated for subsequent changes in share price, up or down, and therefore does not reflect compensation actually realized by the CEO. As previously discussed, the Long-Term Care industry prices began a precipitous decline in 2015, which continued into 2016. This decline has negatively impacted our shareholder returns, and the CEO’s realized pay.

As indicated below, notwithstanding that 2016 performance within our strategic metrics continued on an upward growth trend, the continued weakening of industry stock prices impacted our TSR and resulted in a corresponding decline in our CEO’s pay. With 62% of the CEO’s target compensation delivered as stock-based compensation, the value ultimately earned will reach or exceed target value only when the stock price increases and TSR improves.

Our Executive Compensation and Governance Practices

We seek to maintain high standards with respect to the governance of executive compensation. Key features of our compensation policies and practices that aim to drive performance and align with stockholder interests are highlighted below:

Our Compensation Practices (What we do)	Our Prohibited Compensation Practices (What we don’t do)

✓       At-Risk Compensation: Our incentive-based compensation represents a significant portion of our executives’ compensation (including 81% for our CEO).

✓       Double Trigger Vesting: We provide for double-trigger vesting following a change-of-control for equity awards granted in Fiscal 2017 and beyond for all equity participants.

✓       Robust Stock Ownership Guidelines: We implemented Stock Ownership Guidelines for both executives and directors in 2017

✓       Clawback Policy: Our named executive officers are subject to a robust recoupment policy in the event the Company is required to restate its financial statements.

✓       Annual Review: We conduct an annual review of our executive compensation program to ensure it rewards executives for strong performance, aligns with stockholder interests, retains top talent, and discourages unnecessary risk taking by our executives.

✓       Independent Consultant: We use an independent compensation consultant retained by the Compensation Committee, in its sole discretion, who performs no consulting or other services for the Company’s management.

×       No Guaranteed Increases: We do not guarantee salary increases or annual incentives for our named executive officers.

×       No Hedging: We prohibit the hedging of the Company’s stock by directors, officers, or employees of the Company.

×       No Pledging: We prohibit the pledging of the Company’s stock by directors and officers of the Company.

×       No Repricing Without Stockholder Approval: We do not reprice underwater stock options without stockholder approval.

×       No Discount Grants: We do not provide for grants of equity below fair market value.

×       No Excessive Perquisites or Special Benefits: Our named executive officers are only eligible to participant in benefit plans that are generally available to all of our employees.

×       No Excise Tax Gross-Ups: We do not provide any gross-up payments for so called “golden parachute” payments in the event of a change in control.

Process for Determining Executive Compensation

Role of the Compensation Committee

The Compensation Committee is responsible for reviewing and approving the base salary increases (other than annual base salary increases contemplated by existing employment agreements) and bonus levels of our executive officers, including our named executive officers, evaluating the performance of such executives and reviewing any related matters. Equity and other forms of compensation for our executive officers, including our named executive officers, are also considered by the Compensation Committee. In applying the above-

described objectives for our executive compensation program, the Compensation Committee primarily relies upon the following factors:

Peer Group Data.    The Compensation Committee has consistently sought to structure our executive compensation program to provide amounts and forms of compensation to our named executive officers that are generally commensurate with those paid to executive officers with comparable duties and responsibilities at companies that provide senior living services and companies that have significant real estate ownership of senior living communities that the Compensation Committee, in consultation with our independent compensation consultant and senior management, periodically determines to be the most directly comparable to the company. See the discussion below regarding our peer group of companies for 2016 and 2017.

Third Party Industry Surveys and Compensation Consultants.    As part of its ongoing efforts to provide independent oversight and review of our compensation programs, the Compensation Committee periodically reviews information compiled by third parties with respect to the executive compensation practices of other companies in our industry. The Compensation Committee reviews such information for purposes of obtaining a general understanding of current compensation practices of companies in our peer group and industry, and generally endeavors to make the total compensation mix and opportunities available to our named executive officers comparable to the total compensation mix and opportunities available to executive officers at such other similar companies. The information reviewed is part of a larger competitive analysis and does not mandate a particular decision regarding the compensation opportunities of our named executive officers. The Compensation Committee does not target the compensation of our named executive officers to fall within a specific percentile range of the companies in our peer or industry, but rather considers several factors, such as the experience levels of individuals and market factors, before exercising its discretion in determining the total compensation mix and opportunities available to our named executive officers. Based upon the results of such review, the Compensation Committee may determine to modify the amounts and/or the forms of compensation that are available to our named executive officers, in light of the objectives we have identified for our executive compensation program.

The Compensation Committee is also authorized to engage independent compensation consultants from time to time to review our executive compensation arrangements. As described in greater detail below under “—Role of Compensation Consultant,” the Compensation Committee engaged Axiom Talent & Rewards as its independent compensation consultant to review our 2016 compensation arrangements for our Chief Executive Officer, President and Chief Operating Officer, Senior Vice President and Chief Financial Officer, and Senior Vice President, General Counsel and Secretary.

Other Factors.    Key factors that also affect the Compensation Committee’s judgment with respect to our executive compensation program include our financial performance, and the contribution of each named executive officer relative to his individual responsibilities and capabilities. While the Compensation Committee does consider our stock price performance, the Compensation Committee has not utilized it as the only measure of our financial performance, or the performance of our named executive officers, given the fact that it may not take into account a variety of factors, including the business conditions within the senior living industry, our long-term strategic direction and goals and general market conditions. Also, in applying these objectives, the Compensation Committee endeavors to achieve consistency with respect to the difference between the compensation of our named executive officers and the compensation of our other officers and employees and such differences found in the companies in our peer group.

Role of the Compensation Consultant

The Compensation Committee selected and directly engaged Axiom Talent & Rewards as its independent compensation consultant to review our 2016 compensation arrangements for our named executive officers for fiscal 2016. Axiom was engaged to provide analysis and market data on executive and director compensation matters, both generally and within our industry.

Axiom also assisted the Compensation Committee with the ongoing design of the annual and long-term incentive program (including an evaluation of the compensation arrangements of both our self-selected peer group companies and a broader group of industry peer companies selected by the Compensation Consultant) and with reviewing the annual risk assessment of our compensation policies and practices applicable to our NEOs and other employees. Axiom did not determine or recommend any amounts or levels of our executive compensation for fiscal 2016. The Compensation Committee recognizes that it is essential to receive objective advice from its external advisors. Consequently, the Compensation Committee is solely responsible for retaining and terminating Axiom; Axiom reports directly to the Compensation Committee; and Axiom did not provide any other services during fiscal 2016. The Compensation Committee has determined that the work resulting from Axiom’s engagement did not raise any conflicts of interest.

Role of Management

The Compensation Committee has also relied in part upon the input and recommendations of our senior management, which during fiscal 2016 consisted of Messrs. Cohen and Johannessen (whom we refer to in this section as our “senior management”), when considering annual increases to base salaries for our named executive officers, the annual establishment of our Incentive Compensation Plan (which aligns with the Company’s business plan), and whether to grant long-term incentive awards to our named executive officers, and if so, in what forms and amounts. The Compensation Committee typically takes into account these recommendations from our senior management due to the fact that the members of our senior management are primarily responsible for the establishment of our business plan each year. Whenever the Compensation Committee considers increasing the base salary of a member of our senior management, such individual is not permitted to participate in the deliberations of the Compensation Committee relating to the increase in base salary.

Peer Group Determination

The Compensation Committee, in consultation with Axiom, annually establishes a group of peer companies, which are generally in the Healthcare and Real Estate sectors, for comparative purposes.

Peer group determinations are based on a number of factors, including:

•	stockholder feedback;

•	their real estate ownership;

•	their size and complexity;

•	their market capitalization;

•	their competition with us for talent;

•	the nature of their businesses;

•	the industries and regions in which they operate; and

•

the structure of their executive compensation programs (including the extent to which they rely on bonuses and other variable, performance-based compensation) and the availability of information about these programs within public disclosures.

2016 Compensation Analysis Strategy, Process & Rationale

Consistent with previous years, the competitive data was analyzed using two separate versions of the 2016 Peer Group. The purpose of providing these two versions of data was to separate peers with significant real estate ownership from broader industry peers solely focused on non-owner healthcare services.

The first set of data represented a broader set of peers operating in a non-owner business model within the Homecare, Long-term Care Facility and broader Healthcare industry. This grouping of “Industry Peers” included Addus Homecare, Almost Family, Civitas Solutions, Diversicare Healthcare Services, Genesis Healthcare (pre-acquisition), LHC Group, National Healthcare Corporation, Providence Service Corporation, The Ensign Group, and U.S. Physical Therapy, Inc.

The second set of data represented peers the Company considered to be those most closely aligned in the makeup of their business model representing significant real estate ownership or a direct competitor for talent. This grouping of “Direct Peers” included Five Star Quality Care, Brookdale Senior Living, Healthcare Realty Trust Incorporated, LTC Properties, National Health Investors Inc., Omega Healthcare Investors and Sabra Health Care REIT.

We noticed a considerable difference in peers operating under the owner model vs. broader non-owner operator model. Below is a snapshot of CEO Compensation highlighting the differences in pay package structure between the Direct Peers and Industry Peers in 2016.

CEO Pay Mix Differences Within the 2016 Peer Group by Data Set:

Although the Compensation Committee considered executive pay information drawn from the 2016 peer group with two separate data sets, when setting executive compensation levels during fiscal 2016, the Committee did not target total compensation or any individual compensation element at a specific level or attempt to attain a specified target percentile within the data drawn from the compensation peer group to determine executive compensation.

2017 Peer Group Changes

Based on additional stockholder feedback in 2016 and the continued consolidation of peers within the industry, we have adopted a new 2017 peer group that more closely aligns with our operating structure and significant real estate ownership (as described above).

Process of Setting Fiscal 2016 Compensation for Our NEOs

The Compensation Committee approved our NEOs’ fiscal 2016 compensation and determined that the fiscal 2016 compensation levels were appropriate and necessary to reward, retain and motivate our NEOs based on, among other factors, our executive compensation philosophy and the Compensation Committee’s subjective evaluations of:

•    the growing complexity of our business resulting in increased responsibilities for our NEOs, particularly in light of Capital Senior’s focus on growing real estate ownership and recently becoming the third largest senior housing owner/operator by percentage of ownership in our sector;

•    the shrinking number of peers who operate under a similar business model as owner and operator;

•    the potential future contributions each NEO can make to our success and each NEO’s critical role in executing our business and real estate acquisition strategies;

• our desired future financial performance in each NEO’s principal areas of responsibility and the degree to which we wish to provide incentives for him or her;
• past performance;
• experience and level of responsibility;
• retention objectives;
• protecting against efforts of other companies to recruit our NEOs;
• expected progress toward goals within his or her areas of responsibility; and
• the appropriate mix of compensation (i.e., short-term versus long-term, fixed versus variable) for the NEO.

Compensation Decision-Making Process

The Compensation Committee determined each NEO’s target equity award opportunity (and, thus, the size of his time-based and performance-based restricted stock awards) based on:

•	our executive compensation philosophy;

•	its goal of providing an overall competitive equity award level; and

•	its subjective evaluation of the factors described above.

The Compensation Committee does not have a set formula by which it determines which of these factors is more or less important, and the specific factors used and their weighting may vary among individual NEOs. When determining the size of the long-term awards, the Compensation Committee considers both the overall size of the awards and the potential value of the awards.

Compensation Decision-Making Rationale

The Compensation Committee deliberates on, determines and approves the executive compensation of our NEOs based on the collective subjective judgment of its members, which is guided by their significant collective business experience. See “Election of Directors” for a discussion of the expertise and skills of each of our Compensation Committee members. None of our NEOs determine their own compensation, and none of our NEOs were present when the Compensation Committee deliberated on and approved its fiscal 2016 compensation decisions for him.

EXECUTIVE COMPENSATION PROGRAM

Our Core Values and Key Compensation Principles

Our Philosophy & Principles

We believe these objectives collectively link compensation to overall Company performance and directly link compensation to the objectives set forth in our 2016 business plan, which was developed with our Board of Directors. These objectives help ensure that the interests of our named executive officers are closely aligned with the interests of our stockholders.

•

For 2016, a significant portion of the total compensation opportunity available to our named executive officers who were eligible to participate in our Incentive Compensation Plan was linked to the achievement of specified corporate and individual goals. Adjusted CFFO per share and adjusted EBITDAR were the key metrics for corporate goals under our Incentive Compensation Plan for 2016. We believe these metrics provide for a balanced approach to measuring annual Company performance. See Appendix A for a discussion of such metrics.

•

We further link compensation and performance through grants of performance-based equity awards to our named executive officers, whose vesting is subject to our achievement of certain performance targets over a three-year period, which is primarily designed to encourage our named executive officers to focus on our long-term performance.

Components of Executive Compensation

Our four primary executive compensation programs are designed to provide a target value for compensation that is competitive with our peers and will attract and retain the talented executives necessary to execute on the Company’s strategic plan.

2016 Target Compensation Pay Mix

Our target pay mix is aggressively weighted toward long-term performance-based pay-at-risk to align executive payouts with excellent performance.

 Base Salary

Base salary represents the only fixed component of the three primary elements of our executive compensation program and is intended to provide a baseline amount of annual compensation for our NEOs. While base salary is a major component of compensation for salaried employees, it becomes a smaller component as a percentage of total pay for executives.

The position-based study we conduct analyzes peer market data from the Company’s compensation consultant, which, along with the Company’s recommendations, is reviewed with the Committee. See “Process for Determining Executive Compensation” above.

NEO Base Salaries Fiscal 2015 and 2016:

Executive	Principal Position	2015	2016
Lawrence A. Cohen	Vice Chairman of the Board and CEO	$742,707	$757,561
Keith N. Johannessen	President and Chief Operating Officer	$433,384	$390,886(1)
Carey P. Hendrickson	SVP and Chief Financial Officer	$405,000	$413,440
David R. Brickman	SVP, General Counsel and Secretary	$315,180	$321,484
Joeseph G. Solari	VP-Corporate Development	$196,352	$200,279
David W. Beathard	Senior Vice President – Operations		$213,128

(1)	Represents salary paid to Mr. Johannessen through November 11, 2016, when he took a medical leave of absence.

In determining base salary increases, the Compensation Committee reviewed information and reports compiled by independent third parties, including the compensation consultant, and generally targets the base salaries of our named executive officers to be comparable to the base salaries of members of management and executive officers with comparable duties and responsibilities at other similar companies. For 2016, the Compensation Committee set such percentage at 2.0%. The Compensation Committee also authorizes our CEO to approve base salary increases for each such individual in his discretion within such percentage range. In exercising his discretion, our CEO considers each such executive’s historical performance in his position with us, as reflected by the results of the annual performance and compensation review, as well as our financial performance within each such executive’s sphere of influence. Following such evaluation, if our CEO determines that the amount of any increase to an executive’s base salary should be greater or less than the increase permitted by the percentage range, then he informs the Compensation Committee of his recommendation.

 Performance Based Pay Components

Emphasis on Variable, At-Risk Pay

In fiscal 2016, 80.6% of CEO target total compensation and 65.3% of NEO Top 5 target compensation was “at-risk.” Compensation data below reflects a 30% negative adjustment for the CEO and CFO annual incentive payout as described below in “30% Negative Adjustment Applied to CEO and CFO Bonuses.”

Annual Incentive Plan Design

Annual performance bonuses are awarded to our named executive officers, other than Messrs. Brickman, Solari and Beathard, pursuant to the incentive compensation plan, which we refer to as our “Incentive Compensation Plan.” The Plan is designed to reward senior management for accomplishing the Company’s 2016 Business Plan and additional compensation for performance beyond the 2016 Business Plan.

The Incentive Compensation Plan represents the Compensation Committee’s determination that, although a substantial portion of the performance bonus opportunity for our eligible named executive officers should be dependent upon measures that are reflective of our overall financial performance, the Incentive Compensation Plan should also reward the individual contributions of each eligible named executive officer for the achievement of elements of our business plan that are within such individual’s sphere of influence.

Under the Incentive Compensation Plan, performance bonuses are targeted at a pre-determined percentage of each eligible named executive officer’s base salary for such year. These percentages are established by the Compensation Committee based upon (i) its general review of publicly-available information with respect to similar programs offered by the companies in our peer group, (ii) each officer’s ability, by virtue of his position with us, to exert a significant influence over the factors upon which performance bonuses under the Incentive Compensation Plan are contingent and (iii) the compensation consultant’s market analysis and reports described above. In determining the corporate and individual performance metrics under our Incentive Compensation Plan, the Compensation Committee endeavors to undertake a thoughtful process to establish performance metrics that will reflect a balanced approach for measuring our annual performance.

For 2016, the bonus opportunities under the Incentive Compensation Plan for Messrs. Cohen, Johannessen and Hendrickson are set forth in the table below.

Corporate Performance Goals

Of the performance bonus amount that an eligible named executive officer may earn pursuant to the Incentive Compensation Plan, a pre-determined percentage of that amount is contingent upon our achievement of certain objectively verifiable measures of our performance for the applicable year. These corporate goals are approved by the Compensation Committee in the first quarter of each fiscal year based upon the recommendations of our senior management regarding certain initiatives and the related corresponding metrics that our senior management believes are directly related to the achievement of our business plan for that year.

Adjusted EBITDAR

For purposes of the Incentive Compensation Plan for 2016, adjusted EBITDAR was defined as income from operations before provision for income taxes, interest, depreciation and amortization (including non-cash charges), facility lease expense, non-cash compensation expense and provision for bad debts.

The target level of performance under the adjusted EBITDAR portion of the Incentive Compensation Plan for 2015 was $160,346,000, which was based on our internal business plan. Similar to the structure for the CFFO per share corporate goal, Achievement of 80% of the target level of adjusted EBITDAR would result in 80% of the portion of the award subject to such performance target being earned by our eligible named executive officers. If this threshold level of adjusted EBITDAR was attained but the target level was not attained, the earned portion of the award subject to adjusted EBITDAR performance would be prorated between 80% and 100% based upon our actual adjusted EBITDAR reported for 2016. If we did not achieve 80% of the target level of adjusted

EBITDAR, no amounts would be paid to the eligible named executive officers with respect to this bonus opportunity. As our adjusted EBITDAR for 2016 was $152,904,000, Messrs. Cohen and Hendrickson achieved 95.4% of their target bonus for this opportunity.

CFFO Per Share

For purposes of the Incentive Compensation Plan for 2016, CFFO was defined as net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities and recurring capital expenditures. Recurring capital expenditures included expenditures capitalized in accordance with GAAP that were funded from reserves pursuant to our mortgage loans and leases.

The target level of performance under the CFFO portion of the Incentive Compensation Plan for 2016 was CFFO per share of $1.84, which was based on our internal business plan. Achievement of 80% of the target level of CFFO per share would result in 80% of the portion of the award subject to such performance target being earned by our eligible named executive officers. If this threshold level of CFFO per share performance was attained but the target level was not attained, the earned portion of the award subject to CFFO per share performance would be prorated between 80% and 100% based upon our actual CFFO per share results reported for 2016. If we did not achieve 80% of the target level of CFFO per share, no amounts would be paid to the eligible named executive officers with respect to this bonus opportunity. As our CFFO per share for 2016 was $1.67, Messrs. Cohen and Hendrickson achieved 90.8% of their target bonus for this opportunity.

Excess CFFO Per Share

Under the Incentive Compensation Plan for 2016, our Chief Executive Officer, President and Chief Operating Officer and Senior Vice President and Chief Financial Officer were also eligible to receive an additional cash bonus in excess of their target bonus amounts to the extent our CFFO per share for 2016 exceeded the target amount of $1.84 per share by at least 5% (i.e., CFFO per share of $1.93 or more), with a maximum additional bonus opportunity payable if our CFFO per share for 2016 was at least 25% above the target amount (i.e., CFFO per share of $2.30 or more). The actual bonus opportunity would be prorated for CFFO per share achievement between $1.93 and $2.30 per share. If our actual CFFO per share did not exceed the target CFFO per share amount by 5%, no amounts would be paid to the eligible named executive officers with respect to this additional bonus opportunity. As our CFFO per share for 2016 was $1.67, no amounts were earned with respect to this additional bonus opportunity.

Individual Performance Goals

Of the performance bonus amount that an eligible named executive officer may earn pursuant to the Incentive Compensation Plan, a pre-determined percentage of that amount is contingent upon the eligible named executive officer’s achievement of certain objectively verifiable individual goals within such named executive officer’s sphere of influence for the applicable year. These individual goals are approved by the Compensation Committee in the first quarter of each fiscal year based upon the recommendations of our senior management regarding certain initiatives and the corresponding measures therefor that our senior management believes are directly related to the achievement of our business plan for that year.

Lawrence A. Cohen

CFFO Per Share. With respect to our Chief Executive Officer, the entire target bonus percentage attributable to the achievement of individual goals was based upon our achievement of a CFFO per outstanding share target during 2016, upon the same terms and conditions as described above regarding the corporate goals portion of the Incentive Compensation Plan for 2016. The Compensation Committee determined to establish a separate individual CFFO per share bonus opportunity for our Chief Executive Officer based upon its belief that our Chief Executive Officer, by virtue of his position with us, exerts a more significant influence as compared to the other eligible named executive officers over this important performance metric.

Achievement of 80% of the target level of CFFO per share would result in 80% of the portion of the award subject to such performance target being earned by our eligible named executive officers. If this threshold level of CFFO per share performance was attained but the target level was not attained, the earned portion of the award subject to CFFO per share performance would be prorated between 80% and 100% based upon our actual CFFO per share results reported for 2016. If we did not achieve 80% of the target level of CFFO per share, no amounts would be paid to the eligible named executive officers with respect to this bonus opportunity. As our CFFO per share for 2016 was $1.67, Mr. Cohen achieved 90.8% of his target bonus for this opportunity.

Keith N. Johannessen

Facility NOI. A portion of Mr. Johannessen’s annual bonus opportunity was based upon facility net operating income, or Facility NOI. Facility NOI was defined as facility resident revenue less facility operating expenses, not including provision for bad debts, management fees, taxes, insurance, health insurance and casualty losses, and excluding the results of Towne Center and Canton (which are being repositioned).

The target level of performance under the Facility NOI portion of the Incentive Compensation Plan for 2016 was $211,728,000, which was based on our internal business plan. Achievement of the target level of Facility NOI under the Incentive Compensation Plan for 2016 would result in our President and Chief Operating Officer receiving a bonus equal to 8.5% of his base salary for 2016. Achievement of 80% of the target level of Facility NOI would result in 80% of the portion of the award subject to such performance target being earned. If this threshold level of Facility NOI performance was attained but the target level was not attained, the earned portion of the award subject to CFFO per share performance would be prorated between 80% and 100% based upon our actual Facility NOI reported for 2016. If we did not achieve 80% of the target level of Facility NOI, no amounts would be paid with respect to this bonus opportunity. Our actual Facility NOI for 2016 was $207,243,000.

Resident Satisfaction. An additional bonus was payable based upon our resident satisfaction, which is surveyed each year in our communities by an independent third party. The receipt of a 93% or higher favorable rating in such survey on all properties would result in payout of a bonus equal to 8.5% of his base salary for 2016. If we did not achieve at least a 93% favorable rating on such survey, no amounts would be paid with respect to this bonus opportunity. Our actual resident satisfaction rating was 94.6%.

Notwithstanding the achievement of these goals, no amounts were paid out for these opportunities due to the death of Mr. Johannessen prior to the end of the fiscal year.

Carey P. Hendrickson

Controllable G&A. A portion of Mr. Hendrickson’s annual bonus was based upon our controllable general and administrative expenses — accounting, finance, information systems, investor relations and administration, or the Controllable G&A Expenses. The target budget for Controllable G&A Expenses for 2016 was 2.15% of the Company’s total revenue target, excluding bonus accruals, which was based on our internal business plan, as modified as discussed above. If our Controllable G&A Expenses did not exceed the target budget under the Incentive Compensation Plan for 2016, then our Senior Vice President and Chief Financial Officer would receive a bonus equal to 7.5% of his base salary for 2016. Achievement of 80% of the target level of Controllable G&A Expenses would result in 80% of the portion of the award subject to such performance target being earned. If this threshold level of Controllable G&A Expenses performance was attained but the target level was not attained, the earned portion of the award subject to Controllable G&A Expenses performance would be prorated between 80% and 100% based upon our actual Controllable G&A Expenses reported for 2016. If we did not achieve 80% of the target level of Controllable G&A Expenses, no amounts would be paid with respect to this bonus opportunity. Our Controllable G&A Expenses were 2.13% of Company’s total revenue for 2016, which resulted in achievement of 100% of this portion of his bonus opportunity.

Aggregate Acquisitions With Financing. An additional bonus of up to 7.5% of his base salary for 2016 was payable based upon our ability to secure mortgage financing for acquisitions of senior housing communities in 2016. Upon our acquisition of $100,000,000 or more of senior housing communities with mortgage financing in 2016, 100% of the portion of the award subject to acquisition financing target would be earned. 33% of such award would be earned upon our acquisition of $50,000,000 or more of senior housing communities with mortgage financing in 2016, and 66% of such award would be earned upon our acquisition of $75,000,000 or more of senior housing communities with mortgage financing in 2016. If we did not obtain mortgage financing related to acquisitions of at least $50,000,000 of senior housing communities in 2016, no amounts would be paid to our Senior Vice President and Chief Financial Officer with respect to this bonus opportunity. As we acquired $138,750,000 of senior housing communities with acquisition financing in 2016, Mr. Hendrickson achieved 100% of this bonus opportunity.

30% Negative Adjustment Applied to CEO and CFO Bonuses.

In assessing our 2016 Annual Incentive performance, the Committee felt it was important to acknowledge the broader industry downturn and its impact on our financial performance and our total stockholder return. Thus, our 2016 payout reflects our efforts to balance our 2016 success with the financial realities of the long-term care industry.

As a result, as previously discussed, the Committee determined to pay the CEO and CFO an annual incentive payout for 2016 performance that was 30% less than the amount otherwise earned based on the terms of the 2016 program (see the Summary Compensation Table for additional detail on 2016 incentive payouts):

After applying this reduction, the annual bonus actually paid for 2016 to Messrs. Cohen and Hendrickson was $489,460 and $164,094, respectively.

Other Named Executive Officers

The Compensation Committee does not believe that the Incentive Compensation Plan is an appropriate method to determine the cash performance bonus that Messrs. Brickman, Solari and Beathard are entitled to receive each year since the Incentive Compensation Plan has historically been heavily dependent upon measures that are related to the achievement of our overall business plan. The Compensation Committee does not believe that Messrs. Brickman, Solari and Beathard are in positions to influence the achievement of our overall business plan each year to the same extent as our other named executive officers. Although Messrs. Brickman, Solari and Beathard do not participate in the Incentive Compensation Plan, the Compensation Committee has the ability to award annual cash performance bonuses to such named executive officers in its discretion pursuant to the terms of their respective employment agreements.

David R. Brickman

The determination as to whether Mr. Brickman will receive a cash performance bonus with respect to a particular year is typically made by senior management in the first quarter of the following year. In determining whether Mr. Brickman is entitled to receive a cash performance bonus, and if so, in what amount, our senior management typically reviews peer group data, the reports of any compensation consultant engaged by the Compensation Committee for such year, our financial performance for the relevant fiscal year, the past performance of Mr. Brickman, the total cash compensation necessary to retain top executive talent, and the budget for

Mr. Brickman’s internal department. Based upon such review, our senior management recommended that Mr. Brickman receive a cash performance bonus of $127,500 for 2016.

Joseph G. Solari

For 2016, the Compensation Committee determined that Mr. Solari would be eligible to receive a cash performance bonus based upon the aggregate value of our completed “qualified acquisitions.” Qualified acquisitions include wholly-owned acquisitions, acquisitions made in joint ventures, long-term management contracts and leases with a term of three or more years but exclude acquisitions of communities we currently operate. The Compensation Committee selected this performance metric based upon the recommendations of our senior management regarding certain strategic initiatives and the corresponding measures therefor that our senior management believed were directly related to the achievement of our business plan for 2016 and were within Mr. Solari’s sphere of influence. These initiatives consisted of helping us identify and complete certain strategic acquisitions that our senior management believed would increase our ownership of high-quality senior living communities in geographically concentrated regions and generate meaningful increases in our CFFO and earnings, and accordingly, increase stockholder value. There were no minimum nor target amounts with respect to this performance bonus opportunity, but rather the performance bonus was awardable in increments of $9,283 per $10,000,000 of completed qualified acquisitions. In addition, the amount of performance bonuses that Mr. Solari was eligible to receive during the term of his bonus opportunity (which begins on September 1 and ends on August 31 of each year) was subject to a cap of 75% of his annual base salary. As we completed qualified acquisitions with an aggregate value of $138,750,000 in 2015, Mr. Solari was awarded $120,679 with respect to this performance bonus opportunity.

David W. Beathard

The determination as to whether Mr. Beathard will receive a cash performance bonus with respect to a particular year is typically made by senior management in the first quarter of the following year. In determining whether Mr. Beathard is entitled to receive a cash performance bonus, and if so, in what amount, our senior management typically reviews peer group data, the reports of any compensation consultant engaged by the Compensation Committee for such year, our financial performance for the relevant fiscal year, the past performance of Mr. Beathard, the total cash compensation necessary to retain top executive talent, and the budget for Mr. Beathard’s internal department. Based upon such review, our senior management recommended that Mr. Beathard receive a cash performance bonus of $54,000 for 2016.

For a further description of the cash performance bonuses paid to our named executive officers for 2016, please refer to the Summary Compensation Table on page 50 of this proxy statement.

Long-Term Incentive Awards

Our primary long-term incentive compensation programs for executives are Performance-Based Restricted Stock Awards (PSAs) and Time-Based Restricted Stock Awards (RSAs). Our 2016 programs targeted a mix of 50% of the long-term incentive award in PSAs and 50% in RSAs.

In December 2016, the Committee changed this mix so that beginning in 2017 approximately 60% of the long-term incentive award would be in the form PSAs with a Relative TSR Modifier and 40% in the form of RSAs.

The effects of this change will not be reflected in the compensation tables starting on page 50, since it was not effective for the awards granted in 2016.

PSA Design

When the Committee initially considered the adoption of PSAs, it evaluated alternative performance award designs and also solicited stockholder feedback on the appropriate performance metrics for the program. To align with the Company’s long-term strategic plan 2016 PSAs are based on Adjusted EBITDAR. The Compensation Committee selected an adjusted EBITDAR metric for the PSAs granted in 2016 because it continues to align with stockholder feedback and this metric is used by many research analysts and investors to evaluate the performance and valuations of companies in our industry with significant real-estate holdings. Adjusted EBITDAR was defined as income from operations before provision for income taxes, interest, depreciation and amortization (including non-cash charges), facility lease expense, non-cash compensation expense and provision for bad debts.

The Compensation Committee followed a similarly rigorous process for the design of the 2017 PSAs, including multiple rounds of stockholder feedback. Based on this feedback, the Compensation Committee changed the performance objectives of the 2017 PSAs to include a single cumulative three-year goal along with a relative TSR Modifier.

Design Element	2016 PSAs	2017 PSAs
Performance Metric	Adjusted EBITDAR	Adjusted EBITDAR
Performance Cycle (based on stockholder feedback)	3-Year Overlapping Performance Cycle with Annual Goals	3-Year Overlapping Performance Cycle each with a 3-Year Goal
TSR (based on stockholder feedback)	No TSR Component	Relative TSR Performance Based Modifier
Relative Peer Comparison	No Relative Comparison	TSR vs. S&P Healthcare Services

Although the choice of Adjusted EBITDAR as the metric for the PSAs resulted in some overlap between incentive programs — with Adjusted EBITDAR metrics being used for both the PSAs and the annual performance bonuses — the annual performance bonuses were also designed to take into account Adjusted CFFO per share and individual performance goals. The Compensation Committee considered the partial overlap to be appropriate because using Adjusted EBITDAR aligns with stockholder feedback and Adjusted EBITDAR is used by many research analysts and investors to evaluate the performance and valuations of companies in our industry with significant real-estate holdings. The Compensation Committee set performance targets that it believed would be challenging.

RSA Design

Restricted share awards are awarded annually, and generally vest ratably over three years. RSAs motivate our executive officers to achieve our business objectives by tying incentives to the performance of our common stock over the long term while also motivating our executive officers to remain with the Company by mitigating swings in long-term incentive values during periods of high stock price volatility.

In determining the amount and types of long-term incentive awards to be granted to our named executive officers, the Compensation Committee primarily relies upon:

•	objective data with respect to the size and/or the financial impact of the transaction(s), if any, giving rise to such long-term incentive award;

•

its own judgment with respect to the contributions of our named executive officers to such transaction(s) giving rise to the long-term incentive award, if any, which may involve input from members of our senior management;

•	publicly-available information with respect to long-term incentive awards paid to named executive officers at companies in our peer group;

•	reports and analysis provided by the compensation consultant engaged by the Compensation Committee;

•	the amount of equity held by each named executive officer, including the amount of any unvested equity awards; and

•	the amount of cash compensation, in the form of base salary and cash performance bonus, that each named executive officer is eligible to earn for the relevant fiscal year.

2016 Long-Term Incentive Awards

On February 24, 2016, the Compensation Committee, after taking into account the foregoing factors, granted the following named executive officers shares of restricted stock in the amounts set forth in the table below.

Name	Number of Shares of Time-Based Restricted Stock(1)	Number of Shares of Performance-Based Restricted Stock(2)
Lawrence A. Cohen	76,805	76,805
Keith N. Johannessen	61,444	61,444
Carey P. Hendrickson	38,402	38,402
David R. Brickman	23,041	23,041
Joseph G. Solari	7,680	---
David W. Beathard	4,608	---

(1)	The shares are scheduled to vest in installments of 33%, 33% and 34% on the first three anniversaries of the date of grant, respectively, subject to the named executive officer’s continued employment by us.

(2)	The shares are scheduled to vest in installments of 33%, 33% and 34% on the first three anniversaries of the date of grant, respectively, subject to the named executive officer’s continued employment by us and our achievement of certain adjusted EBITDAR targets that were established by the Compensation Committee for each of fiscal 2016, fiscal 2017 and fiscal 2018.

Long-term Incentive Performance and Payouts

Vesting of 2016 Performance-Based Awards

For the fiscal 2016 PSAs, the vesting of 33% of the performance shares was subject to our achievement of adjusted EBITDAR of at least $156,414,000, which was based on our internal business plan and was viewed as a challenging performance target. If we achieved 80% of the target level of adjusted EBITDAR (i.e., adjusted EBITDAR of $140,772,600), then 80% of the performance shares subject to such performance target would vest. If we attained this threshold level of adjusted EBITDAR but did not attain the target level, then the performance shares would be prorated between 80% and 100% based upon our actual adjusted EBITDAR for 2016. If we did not achieve 80% of the targeted level of adjusted EBITDAR, then the shares would be forfeited. As our adjusted EBITDAR for fiscal 2016 was $152,904,000, this resulted in vesting of 97.8% of the shares awarded.

Vesting of 2015 Performance-Based Awards

In February 2015, the Compensation Committee granted Messrs. Cohen, Johannessen, Hendrickson, and Brickman, 50,000, 40,000, 25,000 and 15,000 shares of performance-based restricted stock, respectively. These shares were scheduled to vest in installments of 33%, 33% and 34% on February 26, 2016, February 26, 2017 and February 26, 2018 respectively, in each case, subject to the named executive officer’s continued employment by us and our achievement of certain adjusted EBITDAR performance targets that were established by the Compensation Committee for each of fiscal 2015, fiscal 2016 and fiscal 2017. For the tranche subject to vesting based on performance in fiscal 2016, the vesting of 34% of the performance shares was subject to our achievement of adjusted EBITDAR of $147,633,000, which was based on our internal business plan and was viewed as a challenging performance target. If we achieved 90% of the target level of adjusted EBITDAR (i.e., adjusted EBITDAR of $132,869,700), then 90% of the performance shares would vest. If we attained this threshold level of adjusted EBITDAR but did not attain the target level, then the performance shares would be prorated between 90% and 100% based upon our actual adjusted EBITDAR for 2016. As our adjusted EBITDAR for 2016 was $152,904,000, this resulted in vesting of 100% of the shares eligible to vest in fiscal 2016.

Vesting of 2014 Performance-Based Awards

In March 2014, the Compensation Committee granted Messrs. Cohen, Johannessen and Brickman, 50,000, 40,000 and 15,000 shares of performance-based restricted stock, respectively, and in August 2014, the Compensation Committee granted Mr. Hendrickson 16,667 shares of performance-based restricted stock. These shares were scheduled to vest in installments of 33%, 33% and 34% on (i) March 4, 2015, March 4, 2016 and March 4, 2017, respectively, for Messrs. Cohen, Johannessen and Brickman, and (ii) August 4, 2015, August 4, 2016 and August 4, 2017, respectively, for Mr. Hendrickson, in each case, subject to the named executive officer’s continued employment by us and our achievement of certain adjusted EBITDAR targets that were established by the Compensation Committee for each of fiscal 2014, fiscal 2015 and fiscal 2016. For the tranche subject to vesting based on performance in fiscal 2016, the vesting of 34% of the performance shares was subject to our achievement of adjusted EBITDAR of $160,346,000, which was based on our internal business plan and was viewed as a challenging target. If we achieved 90% of the target level of adjusted EBITDAR (i.e., adjusted EBITDAR of $128,276,800), then 90% of the performance shares would vest. If we attained this threshold level of adjusted EBITDAR performance but did not attain the target level, then the performance shares would be prorated between 90% and 100% based upon our actual adjusted EBITDAR for 2016. As our adjusted EBITDAR for 2016 was $152,904,000, this resulted in vesting of 95.4% of the shares eligible to vest in fiscal 2016.

For a description of the long-term incentives awarded to our named executive officers for 2016, please refer to the 2016 Grants of Plan-Based Awards Table on page 51 of this proxy statement.

2017 Long-Term Incentive Target Awards

The Committee established LTI grants for the NEOs based on the following criteria: level of responsibility, individual performance, current market practice, peer group data, and the number of shares available.

After consideration of peer group data on median values for long-term incentives, the Committee approved a dollar value for a base-level LTI awards and the mix of awards to be delivered. For 2017 awards the Committee also considered additional feedback received on the total magnitude of LTI.

The table below provides a summary of the target awards in 2016 and the decreased target values for 2017:

Target LTI Awards 2016 vs. 2017

SEVERANCE ARRANGEMENTS

We have entered into employment agreements with each of our named executive officers which, among other things, provide for severance benefits upon the occurrence of certain events. Our employment agreements with Messrs. Cohen, Johannessen, Brickman and Beathard were each originally entered into in connection with our initial public offering in 1997 and have been modified several times as the agreements have come up for renewal. Leading up to our initial public offering, the Board, based upon input received from legal counsel, determined that it was in our best interests to implement a severance plan structure pursuant to which severance benefits would be payable to members of our executive and senior management, including such named executive officers, upon the occurrence of certain events. In determining the measures to use to calculate the amounts payable upon the happening of certain events and the types of events that would trigger a payment obligation under the severance plan structure, the Board relied in large part upon both input received from legal counsel and publicly-available information with respect to the severance practices of similarly-situated companies.

Upon the commencement of Mr. Solari’s employment with us in 2010 and Mr. Hendrickson’s employment with us in 2014, we entered into employment agreements with such named executive officers. In the course of negotiating these employment agreements, we relied upon publicly-available information with respect to the severance practices of the companies in our peer group in order to determine the measures to use to calculate the amounts payable upon the occurrence of certain events and the types of events that would trigger a payment obligation. In addition, the Compensation Committee also sought to achieve a degree of consistency with respect to the severance benefits available to our other named executive officers.

The Compensation Committee believes that such severance benefits advance the objectives of our executive compensation program by facilitating our ability to employ, retain and reward executives who are capable of leading us to achieve our business objectives. In addition, the Compensation Committee believes that formalizing such severance benefits provides certainty in terms of our obligations to our named executive officers in the event that our relationship with such individuals is severed. Any time that the Compensation Committee considers the amount and mix of total compensation to be paid to our named executive officers it considers, among other things, the severance payments that each named executive officer would be entitled to receive upon the occurrence of the specified events. The Compensation Committee considers such information a relevant factor in analyzing proposed compensation arrangements, including raises in salary, bonus opportunities and grants of long-term incentive awards.

For a more detailed description of the severance arrangements for our named executive officers, please refer to “Termination of Employment and Change in Control Arrangements” beginning on page 55 of this proxy statement.

PERQUISITES AND OTHER PERSONAL BENEFITS

Our named executive officers are eligible to participate in certain benefit plans that are generally available to all of our employees. The benefits available under such plans are the same for all of our employees, including our named executive officers, and include medical and dental coverage, long-term disability insurance and supplemental life insurance. In addition, all of our employees, including our named executive officers, are eligible to participate in our 401(k) plan, which is the only retirement benefit which we provide to our named executive officers. We may make discretionary matching cash contributions to the 401(k) plan in the amount of 100% of the named executive officer’s contributions, but subject to a cap of 2% of the named executive officer’s base salary. In determining the amount of such matchable contributions to the 401(k) plan, we rely primarily on publicly-available information with respect to the practices employed by the companies in our peer group.

Historically, our executive compensation program has contained limited perquisites. Other than the receipt of an automobile allowance by Mr. Cohen of approximately $500 per month, our named executive officers did not receive any special perquisites during 2016.

The Compensation Committee has determined to offer the above-described perquisites and other benefits in order to attract and retain our named executive officers by offering compensation opportunities that are competitive with those offered by similarly-situated companies in the senior living industry. In determining the total compensation payable to our named executive officers for a given fiscal year, the Compensation Committee will examine such perquisites and other benefits in the context of the total compensation our named executive officers are eligible to receive. However, given the fact that such perquisites and other benefits represent a relatively insignificant portion of our named executive officers’ total compensation, such items do not materially influence the Compensation Committee’s decisions with respect to other elements of compensation available to our named executive officers.

For a description of the perquisites and other personal benefits received by our named executive officers during 2016, please refer to the Summary Compensation Table on page 50 of this proxy statement.

OTHER PRACTICES

Risk-Related Compensation Policies and Practices

The Company has considered the risks associated with each of its executive and broad-based compensation programs and policies. As part of the review, the Company considered the performance measures used as well as the different types of compensation, varied performance measurement periods and extended vesting schedules utilized under each incentive compensation program for both executives and other employees.

Below is a sample of the risk elements reviewed:

•	Total pay objective

•	Balance of fixed and variable pay

•	Blend of short-term and long-term horizons

•	Level at which performance is measured

•	Number and type of measures

•	Goal-setting process

•	Maximum payouts

•	Balance of long-term incentive pay and performance

•	Ongoing investment requirements

•	Severance program

As a result of this review, the Company has concluded the risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

The Committee believes that balancing the various elements of executive compensation program:

•	Supports the achievement of competitive performance in variable economic and industry conditions without undue risk; and

•

Mitigates the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of the Company’s long-term business strategy and destroy shareowner value.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to our Chief Executive Officer and each of our three other most highly compensated executive officers (other than our Chief Financial Officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code.

The Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of the relevant factors taken into consideration. For that reason, the Compensation Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards or equity incentive awards, which may not be deductible by reason of Section 162(m) or other provisions of the Code.

The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Clawback/Compensation Recovery Policies

The Compensation Committee has adopted a recoupment policy pursuant to which, in the event that it is determined that a participant in the Incentive Compensation Plan has committed fraud or a willful misstatement related to the calculations used in determining an award under such plan, the participant involved in such fraud or willful misstatement must return to the Company any awards that were paid as a result of the fraud or willful misstatement. This feature of the Incentive Compensation Plan is separate from and in addition to any clawback provisions under applicable law, including the Sarbanes-Oxley Act of 2002.

Non-GAAP Performance Metrics and Financial Measures

We utilize non-GAAP financial measures such as Adjusted CFFO, Adjusted CFFO per share and Adjusted EBITDAR.

Adjusted EBITDAR is a financial valuation measure and Adjusted CFFO is a financial performance measure, neither of which is calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the costs associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Adjusted EBITDAR is a valuation measure commonly used by our management, research analysts and investors to value companies in the senior living industry. Because Adjusted EBITDAR excludes interest expense and rent expense, it allows our management, research analysts and investors to compare the enterprise values of different companies without regard to differences in capital structures and leasing arrangements.

The Company believes that Adjusted CFFO is a useful performance measure in identifying trends in day-to-day operations because it excludes the costs associated with acquisitions and conversions and other items that do not ordinarily reflect the ongoing operating results of our primary business. Adjusted CFFO provides an indicator to management of progress in achieving both consolidated and individual business unit operating performance and is used by research analysts and investors to evaluate the performance of companies in the senior living industry.

Please refer to Appendix A to this proxy statement for important information concerning such non-GAAP financial measures, including a reconciliation of such measures to GAAP.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A related to the Annual Meeting for filing with the SEC.

Compensation Committee

KIMBERLY S. LODY, CHAIRPERSON

JILL M. KRUEGER

RONALD A. MALONE

MICHAEL W. REID

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation earned by our named executive officers in 2016, 2015 and 2014.

Name and Principal Position	Year	Salary			Bonus	Stock Awards(1)		Non-Equity Incentive Plan Compensation(2)		All Other Compensation(3)	Total
Lawrence A. Cohen,	2016		$757,561		—		$2,445,471		$489,460	$11,300		$3,703,792
Vice Chairman of the Board and Chief Executive Officer	2015		$742,707		—		$2,427,000		$742,706	$6,000		$3,918,413
	2014		$725,232		—		$2,630,000		$721,221	$6,000		$4,082,453
Keith N. Johannessen,	2016		$390,886	(4)	—		$1,956,377		—	$1,352,627		$3,699,890
Former President and Chief Operating Officer	2015		$433,384		—		$1,941,600		$306,939	$4,900		$2,686,823
	2014		$427,847		—		$2,104,000		$298,330	$4,900		$2,835,077
Carey P. Hendrickson,	2016		$413,440		—		$1,222,720		$164,094	$5,300		$1,805,554
Senior Vice President and Chief Financial Officer	2015 2014	$ $	405,000 260,770		— —	$ $	1,213,500 828,683	$ $	243,000 157,188	$3,740 —	$ $	1,865,240 1,246,641
David R. Brickman,	2016		$321,484		$127,500		$733,625		—	$4,554		$1,187,163
Senior Vice President, General Counsel and Secretary	2015		$315,180		$125,000		$728,100		—	$4,623		$1,172,903
	2014		$309,000		$114,000		$789,000		—	$4,378		$1,216,378
Joseph G. Solari,	2016		$200,279		—		$122,266		$120,679	$4,006		$447,230
Vice President — Corporate Development	2015		$196,352		—		$121,350		$148,528	$3,927		$470,157
	2014		$192,502		—		$131,500		$55,698	$3,525		$383,225
David W. Beathard	2016		$213,128		$54,000		$73,359		—	$3,954		$344,441
Senior Vice President —Operations

(1)	Amounts reflect the aggregate fair value of awards of restricted stock computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). Assumptions used in the calculation of these amounts are included in footnote 11 to our audited financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2017.

(2)	Amounts reflect the cash performance bonus received by Messrs. Cohen, Johannessen and Hendrickson under our Incentive Compensation Plan for the applicable year shown, and the cash performance bonus received by Mr. Solari for the applicable year shown. Please see “Compensation Discussion and Analysis—Executive Compensation Program” above for more information.

(3)	The amounts in this column reflect auto allowances with respect to Mr. Cohen only and annual contributions or other allocations by us to our 401(k) plan with respect to our other named executive officers. In addition, for Mr. Johannessen, reflects $1,347,327 in termination payments made in connection with his death on December 20, 2016.

(4)	Represents salary paid to Mr. Johannessen through November 11, 2016, when he took a medical leave of absence.

2016 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers in 2016. The estimated possible payouts under non-equity incentive plan awards represent the bonus award opportunities granted to our eligible named executive officers in 2016 under the Incentive Compensation Plan.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(4) ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Lawrence A. Cohen		$606,049	$757,561	$1,136,342	—	—	—	—	—	—	—
	2/24/16	—	—	—	—	—	—	76,805	—	—	$1,222,736
	2/24/16	—	—	—	69,125	76,805	76,805	—	—	—	$1,222,736
Keith N. Johannessen		$192,316	$313,078	$460,408	—	—	—	—	—	—	—
	2/24/16	—	—	—	—	—	—	61,444	—	—	$978,188
	2/24/16	—	—	—	55,300	61,444	61,444	—	—	—	$978,188
Carey P. Hendrickson		$183,877	$247,656	$364,500	—	—	—	—	—	—	—
	2/24/16	—	—	—	—	—	—	25,000	—	—	$611,360
	2/24/16	—	—	—	34,562	38,402	38,402	—	—	—	$611,360
David R. Brickman	2/24/16	—	—	—	—	—	—	23,041	—	—	$366,813
	2/24/16	—	—	—	20,737	23,041	23,041	—	—	—	$366,813
Joseph G. Solari	2/24/16	—	—	—	—	—	—	7,680	—	—	$122,266
David W. Beathard	2/24/16	—	—	—	—	—	—	4,608	—	—	$73,359

(1)	These columns show the value of the possible payouts of the incentive bonuses under the Incentive Compensation Plan for 2016 for each eligible named executive officer if the minimum (or threshold), target and maximum performance levels are achieved. The potential payout is performance-based and driven by Company and individual performance. The actual amount, if any, of the incentive bonuses paid pursuant to the Incentive Compensation Plan for 2016 is shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Messrs. Brickman, Solari and Beathard did not participate in the Incentive Compensation Plan for 2016.

(2)	Represents shares of restricted stock that were granted on February 24, 2016 under the 2007 Stock Incentive Plan, which vest in installments of 33%, 33% and 34% on February 24, 2017, February 24, 2018 and February 24, 2019, respectively, provided the Company satisfies certain adjusted EBITDAR targets with respect to fiscal 2016, fiscal 2017 and fiscal 2018. Please see “Compensation Discussion and Analysis—Executive Compensation Program” above for more information regarding performance during fiscal 2016.

(3)	Represents shares of restricted stock that were granted on February 24, 2016 under the 2007 Stock Incentive Plan, which vest in installments of 33%, 33% and 34% on February 24, 2017, February 24, 2018 and February 24, 2019, respectively.

(4)	Amounts reflect the grant date fair value of the restricted stock awards computed in accordance with ASC 718. The grant date fair value of the restricted stock awards was based on the closing price of our common stock on the applicable grant date.

Employment Agreements

We entered into an employment agreement with Mr. Cohen in November 1996, which was subsequently amended in May 1999, August 2002, January 2003, February 2004 and April 2010. Mr. Cohen’s employment agreement is for a term of three years and automatically extends for a two-year term on a consecutive basis, and his compensation thereunder generally consists of (i) a minimum annual base salary of $636,366, subject to annual adjustments, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

We entered into an employment agreement with Mr. Johannessen in November 1996, which was subsequently amended in June 1999, January 2003 and April 2010. Mr. Johannessen’s employment agreement is for a term of three years and automatically extends for a two-year term on a consecutive basis, and his compensation thereunder generally consists of (i) an annual base salary of $375,006, subject to annual adjustments, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

We entered into an employment agreement with Mr. Hendrickson in April 2014 (effective May 2014). Mr. Hendrickson’s employment agreement was initially for a one-year term, subject to extension upon mutual consent of Mr. Hendrickson and the Company. The Company and Mr. Hendrickson have agreed to extend the term of Mr. Hendrickson’s employment until May 6, 2017. The compensation payable under Mr. Hendrickson’s employment agreement generally consists of (i) an annual base salary of not less than $400,000, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

We entered into an employment agreement with Mr. Brickman in December 1996, which was subsequently amended in December 2000 and January 2003. Mr. Brickman’s employment agreement is for a term of three years and automatically extends for a two-year term on a consecutive basis, and the compensation thereunder generally consists of (i) an annual base salary of $146,584, subject to annual adjustments, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

We entered into an employment agreement with Mr. Solari in July 2010 (effective September 2010), which was subsequently amended in August 2013. Mr. Solari’s employment agreement was initially for a two-year term, subject to extension upon mutual consent of Mr. Solari and the Company. The Company and Mr. Solari have agreed to extend the term of Mr. Solari’s employment agreement until August 31, 2017. The compensation payable under Mr. Solari’s employment agreement generally consists of (i) an annual base salary of $175,000, subject to annual adjustments, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

We entered into an employment agreement with Mr. Beathard in December 1996. Mr. Beathard’s employment agreement is for a term of two years and automatically extends for a one-year term on a consecutive basis, and the compensation thereunder generally consists of (i) an annual base salary, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

For a description of the process by which the annual base salary adjustments and the cash performance bonuses are determined, please refer to “Compensation Discussion and Analysis” beginning on page 20 of this proxy statement.

In addition, each of the above-described employment agreements contains severance provisions which provide for certain payments to be made by us to the named executive officers upon the occurrence of certain events that result in termination of employment, including upon a “fundamental change.” Each employment agreement also includes a covenant by the employee not to compete with us during the term of his employment and for a period of one year thereafter. For a description of the severance provisions contained in the employment agreements (other than Mr. Johannessen, whose employment with us terminated upon his death), please refer to “Termination of Employment and Change in Control Arrangements” beginning on page 55 of this proxy statement.

2016 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the named executive officers’ outstanding stock options and restricted stock awards as of December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Lawrence A. Cohen	—	—	—	—	—	76,805	(2)	$1,232,720	—		—
	—	—	—	—	—	33,500	(3)	$537,675	—		—
	—	—	—	—	—	17,000	(4)	$272,850	—		—
	—	—	—	—	—	—		—	76,805	(5)	$1,232,720
	—	—	—	—	—	—		—	33,500	(6)	$537,675
	—	—	—	—	—	—		—	17,000	(7)	$272,850
Keith N. Johannessen	—	—	—	—	—	—		—	—		—
	—	—	—	—	—	—		—	—		—
	—	—	—	—	—	—		—	—		—
	—	—	—	—	—	—		—	—		—
	—	—	—	—	—	—		—	—		—
	—	—	—	—	—	—		—	—		—
Carey P. Hendrickson	—	—	—	—	—	38,402	(2)	$616,352	—		—
	—	—	—	—	—	16,750	(3)	$268,838	—		—
	—	—	—	—	—	5,666	(4)	90,939	—		—
	—	—	—	—	—	—		—	38,402	(5)	$616,352
	—	—	—	—	—	—		—	16,750	(6)	$268,838
	—	—	—	—	—	—		—	5,666	(7)	$90,939
David R. Brickman	—	—	—	—	—	23,041	(2)	$369,808	—		—
	—	—	—	—	—	10,050	(3)	$161,303	—		—
						5,100	(4)	$81,855	—		—
	—	—	—	—	—	—		—	23,041	(5)	$369,808
	—	—	—	—	—	—		—	10,050	(6)	$161,303
	—	—	—	—	—	—		—	5,100	(7)	$81,855
Joseph G. Solari	—	—	—	—	—	7,680	(2)	$123,264	—		—
	—	—	—	—	—	3,350	(3)	$53,768	—		—
	—	—	—	—	—	1,700	(4)	$27,285	—		—
David W. Beathard	—	—	—	—	—	4,608	(2)	$73,958	—		—
	—	—	—	—	—	2,010	(3)	$32,261	—		—
	—	—	—	—	—	850	(4)	$13,643	—		—

(1)	Calculated by reference to the closing price for shares of our common stock on the NYSE on December 31, 2016, which was $16.05.

(2)	Represents shares of restricted stock that were granted on February 24, 2016 under the 2007 Stock Incentive Plan, which vest in installments of 33%, 33% and 34% on February 24, 2017, February 24, 2018 and February 24, 2019, respectively.

(3)	Represents shares of restricted stock that were granted on February 26, 2015 under the 2007 Stock Incentive Plan, which vest in installments of 33%, 33% and 34% on February 26, 2016, February 26, 2017 and February 26, 2018, respectively.

(4)	Represents (i) shares of restricted stock that were granted on March 4, 2014 to Messrs. Cohen and Brickman under the 2007 Stock Incentive Plan, which vest in installments of 33%, 33% and 34% on March 4, 2015, March 4, 2016 and March 4, 2017, respectively, and (ii) shares of restricted stock that were granted on August 4, 2014 to Mr. Hendrickson, which vest in installments of 33%, 33% and 34% on August 4, 2015, August 4, 2016 and August 4, 2017, respectively.

(5)	Represents shares of restricted stock that were granted on February 24, 2016 under the 2007 Stock Incentive Plan, which vest in installments of 33%, 33% and 34% on February 24, 2017, February 24, 2018 and February 24, 2019, respectively, provided we satisfy certain adjusted EBITDAR targets with respect to fiscal 2016, fiscal 2017 and fiscal 2018.

(6)	Represents shares of restricted stock that were granted on February 26, 2015, which vest in installments of 33%, 33% and 34% on February 26, 2016, February 26, 2017 and February 26, 2018, respectively, provided we satisfy certain adjusted EBITDAR targets with respect to fiscal 2015, fiscal 2016 and fiscal 2017.

(7)	Represents (i) shares of restricted stock that were granted on March 4, 2014 to Messrs. Cohen and Brickman, which vest in installments of 33%, 33% and 34% on March 4, 2015, March 4, 2016 and March 4, 2017, respectively, and (ii) shares of restricted stock that were granted on August 4, 2014 to Mr. Hendrickson, which vest in installments of 33%, 33% and 34% on August 4, 2015, August 4, 2016 and August 4, 2017, respectively, in each case of (i) and (ii), provided we satisfy certain adjusted EBITDAR targets with respect to fiscal 2014, fiscal 2015 and fiscal 2016.

2016 Option Exercises and Stock Vested

The following table presents the amounts each named executive officer received in 2016 upon the value realized upon the vesting of restricted stock awards. The value realized on the vesting of restricted stock does not account for the personal tax liability incurred by our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Lawrence A. Cohen	—	—	99,786	$1,709,862
Keith N. Johannessen	—	—	283,517	$4,893,732
Carey P. Hendrickson	—	—	27,429	$447,537
David R. Brickman	—	—	29,936	$512,932
Joseph G. Solari	—	—	5,000	$85,683
David W. Beathard	—	—	2,665	$45,457

(1)	The value realized on vesting is based on the market price of our common stock, which is calculated based upon the closing price of our common stock on the business day immediately preceding the vesting date.

Termination of Employment and Change in Control Arrangements

Employment Agreements

As previously discussed, we have entered into an employment agreement with each of our named executive officers, which, among other things, provides for severance benefits to be paid upon an involuntary termination of the named executive officer’s employment or the occurrence of certain other events that may affect the named executive officer, with the amounts of such benefits varying based upon such individual’s position with us. Each employment agreement contains a non-competition provision. In addition, pursuant to such employment agreements, each named executive officer has agreed that he will not, either during the term of his employment with us or at any time thereafter, divulge, communicate, use to our detriment or for the benefit of another, or make or remove any copies of, our confidential information or proprietary data or information. Such confidentiality obligations do not apply to information which is or becomes generally available to the public other than as a result of disclosure by the named executive officer, is known to him prior to his employment with us from other sources, or is required to be disclosed by law or regulatory or judicial process.

Lawrence A. Cohen

Termination Not in Conjunction with a Fundamental Change.    If we terminate Mr. Cohen’s employment because of death or disability or for any reason other than for “cause,” or if Mr. Cohen voluntarily resigns for “good reason,” then Mr. Cohen will be entitled to:

•

receive his base salary plus his annual bonus paid at the rate during the previous 12 months for the balance of the term of his employment agreement, but not less than two years from the date of the notice of termination;

•	retain all of his stock options that have vested; and

•	receive payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

A resignation by Mr. Cohen will be deemed to be a resignation for “good reason” if the resignation is based on (i) a material diminution in Mr. Cohen’s duties, which is not part of an overall diminution for all of our executive officers, or (ii) our material breach of our obligations to Mr. Cohen under his employment agreement or under our stock incentive plan.

A termination of Mr. Cohen’s employment by us will be deemed to be “for cause” if it is based upon (i) a final, nonappealable conviction of Mr. Cohen for commission of a felony involving moral turpitude, (ii) Mr. Cohen’s willful gross misconduct that causes us material economic harm or that brings substantial discredit to our reputation, or (iii) Mr. Cohen’s material failure or refusal to perform his duties in accordance with his employment agreement, if Mr. Cohen has failed to cure such failure or refusal to perform within 30 days after we notify him in writing of such failure or refusal to perform.

If the employment of Mr. Cohen is terminated for any other reason, then we are to promptly pay Mr. Cohen his base salary and pro-rated annual bonus up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

Termination in Conjunction with a Fundamental Change.    If Mr. Cohen’s employment is terminated in conjunction with a “fundamental change,” Mr. Cohen will be entitled to receive the same severance payments and benefits described above (not in conjunction with a “fundamental change”), except that Mr. Cohen will be entitled to receive his base salary plus his annual bonus at the rate paid during the previous 12 months for three years from the date of the notice of termination.

Pursuant to his employment agreement, the term “fundamental change” generally means:

•

a merger, consolidation, statutory share exchange or sale, lease, exchange or other transfer of all or substantially all of our assets requiring the consent or vote of our stockholders, other than one in which our stockholders have the same proportionate ownership of the surviving corporation immediately after such transaction;

•	the approval by our stockholders of any plan or proposal for our liquidation or dissolution;

•

the cessation of control (by virtue of their not constituting a majority of directors) of the Board of Directors by the individuals who (i) at the date of the employment agreement were directors, or (ii) became directors after such date and whose election or nomination was approved by at least two-thirds of the directors then in office who were directors at such date, or whose election or nomination for election was previously so approved; or

•

the acquisition of 20% or more of the voting power of our common stock by any person or group who owned less than 15% of the voting power on the date of the employment agreement, or the acquisition of an additional five percent of the voting power by any person or group who owned at least 15% of such voting power on the date of such employment agreement.

Non-Competition.    Pursuant to his employment agreement, Mr. Cohen has agreed that during the term of his employment with us and for one year thereafter, he will not, directly or indirectly, acquire, develop or operate senior living facilities anywhere in the United States, other than through us and except as otherwise requested by us. Notwithstanding the foregoing, Mr. Cohen’s ownership by of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent or less of the number of shares of such class of securities then issued and outstanding is permitted.

Carey P. Hendrickson

Termination Not in Conjunction with a Fundamental Change.    If we terminate the employment of Mr. Hendrickson because of death or disability or for any reason other than for “cause,” or if Mr. Hendrickson voluntarily resigns for “good reason,” then Mr. Hendrickson will be entitled to:

•	receive his base salary for the balance of the term of the agreement and any earned bonus up to and through the date of termination;

•	retain all stock awards that have vested; and

•	payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

A resignation by Mr. Hendrickson will not be deemed to be voluntary and will be deemed to be a resignation for “good reason” if it is based upon (i) a material diminution in Mr. Hendrickson’s duties or base salary, which is not part of an overall diminution for all of our executive officers, or (ii) our material breach of our obligations to Mr. Hendrickson under his employment agreement.

A termination of Mr. Hendrickson’s employment by us will be deemed to be “for cause” if it is based upon (i) Mr. Hendrickson being charged with and then convicted of any misdemeanor or any felony involving personal dishonesty, (ii) disloyalty by Mr. Hendrickson to us, including, but not limited to, embezzlement, or (iii) Mr. Hendrickson’s failure or refusal to perform his duties in accordance with his employment agreement.

If Mr. Hendrickson’s employment is terminated for any other reason, then we are to pay Mr. Hendrickson his base salary and earned bonus up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

Termination in Conjunction with a Fundamental Change.    If Mr. Hendrickson’s employment is terminated in conjunction with a “fundamental change” of us, Mr. Hendrickson will be entitled to receive the same severance payments and benefits described above (not in conjunction with a “fundamental change”), except that Mr. Hendrickson will be entitled to receive his base salary plus his annual bonus paid during the term of his employment agreement in the past 12 months for two years. Under Mr. Hendrickson’s employment agreement, the term “fundamental change” means a merger, consolidation or any sale of all or substantially all of our assets that requires the consent or vote of our stockholders where we are not the survivor or in control.

Non-Competition.    Pursuant to his employment agreement, Mr. Hendrickson agreed that for a period of one year after any termination of his employment and after receipt of the last payment pursuant to his employment agreement, he will not, directly or indirectly, commence doing business which is in competition with all or any portion of our business in any state in which we then operate, own, or are in the process of developing more than three facilities. Mr. Hendrickson’s ownership of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent or less of the number of shares of such class of securities then issued and outstanding will not constitute a violation of these restrictions.

David R. Brickman

If we terminate Mr. Brickman’s employment because of death or disability or for any reason other than for “cause,” including a “fundamental change,” or if Mr. Brickman voluntarily resigns for “good reason,” then Mr. Brickman will be entitled to:

•	receive his base salary and annual bonus paid during the past 12 month period for two years from the date of the notice of termination;

•	retain all of his stock options that have vested; and

•	payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

A resignation by Mr. Brickman will not be deemed to be voluntary and will be deemed to be a resignation for “good reason” if it is based upon (i) a material diminution in Mr. Brickman’s base salary, which is not part of an overall diminution for all of our executive officers, or (ii) our material breach of our obligations to Mr. Brickman under his employment agreement or under our stock incentive plan.

A termination of Mr. Brickman’s employment by us will be deemed to be “for cause” if it is based upon (i) Mr. Brickman being charged with and then convicted of any misdemeanor or any felony involving personal dishonesty, (ii) disloyalty by Mr. Brickman to us, including, but not limited to, embezzlement, or (iii) Mr. Brickman’s failure or refusal to perform his duties in accordance with his employment agreement based on a standard of reasonableness.

If Mr. Brickman’s employment is terminated for any other reason, then we are to pay Mr. Brickman his base salary up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement. Pursuant to Mr. Brickman’s employment agreement, the term “fundamental change” means a merger, consolidation or any sale of all or substantially all of our assets that requires the consent or vote of our stockholders where we are not the survivor or in control.

Non-Competition.    Pursuant to his employment agreement, Mr. Brickman agreed that for one year after termination of his employment and receipt of the last payment pursuant to his employment agreement, he will not, directly or indirectly, commence doing business which is in competition with all or any portion of our business in any state in which we then operate, own, asset manage, or are in the process of developing more than two facilities. Mr. Brickman’s ownership of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent or less of the number of shares of such class of securities then issued and outstanding will not constitute a violation of these restrictions.

Joseph G. Solari

If we terminate the employment of Mr. Solari because of death or disability or for any reason other than for “cause,” or if Mr. Solari voluntarily resigns for “good reason,” then Mr. Solari will be entitled to:

•	receive his base salary for two years from the date of termination plus any earned bonus up to and through the date of termination;

•	retain all stock awards that have vested; and

•	payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

A resignation by Mr. Solari will not be deemed to be voluntary and will be deemed to be a resignation for “good reason” if it is based upon (i) a material diminution in Mr. Solari’s duties or base salary, which is not part of an overall diminution for all of our executive officers, or (ii) our material breach of our obligations to Mr. Solari under his employment agreement.

A termination of Mr. Solari’s employment by us will be deemed to be “for cause” if it is based upon (i) Mr. Solari being charged with and then convicted of any misdemeanor or any felony involving personal dishonesty, (ii) disloyalty by Mr. Solari to us, including, but not limited to, embezzlement, or (iii) Mr. Solari’s failure or refusal to perform his duties in accordance with his employment agreement.

If the employment of Mr. Solari is terminated for any other reason, then we are to pay Mr. Solari his base salary and earned bonus up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

Non-Competition.    Pursuant to his employment agreement, Mr. Solari agreed that for a period of one year after any termination of his employment and after receipt of the last payment pursuant to his employment agreement, he will not, directly or indirectly, commence doing business which is in competition with all or any portion of our business in any state in which we then operate, own, or are in the process of developing more than three facilities. Mr. Solari’s ownership of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent or less of the number of shares of such class of securities then issued and outstanding will not constitute a violation of these restrictions.

David W. Beathard

If we terminate Mr. Beathard’s employment because of death or disability or for any reason other than for “cause,” including a “fundamental change,” or if Mr. Beathard voluntarily resigns for “good reason,” then Mr. Beathard will be entitled to:

•	receive his base salary for the balance of the term of his employment agreement (but not less than one year from the date of the notice of termination);

•	retain all of his stock options that have vested; and

•	payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

A resignation by Mr. Beathard will not be deemed to be voluntary and will be deemed to be a resignation for “good reason” if it is based upon (i) a material diminution in Mr. Beathard’s base salary, which is not part of an overall diminution for all of our executive officers, or (ii) our material breach of our obligations to Mr. Beathard under his employment agreement or under our stock incentive plan.

A termination of Mr. Beathard’s employment by us will be deemed to be “for cause” if it is based upon (i) Mr. Beathard being charged with and then convicted of any misdemeanor or any felony involving personal dishonesty, (ii) disloyalty by Mr. Beathard to us, including, but not limited to, embezzlement, or (iii) Mr. Beathard’s failure or refusal to perform his duties in accordance with his employment agreement based on a standard of reasonableness.

If Mr. Beathard’s employment is terminated for any other reason, then we are to pay Mr. Beathard his base salary up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement. Pursuant to Mr. Beathard’s employment agreement, the term “fundamental change” means a merger, consolidation or any sale of all or substantially all of our assets that requires the consent or vote of our stockholders where we are not the survivor or in control.

Non-Competition.    Pursuant to his employment agreement, Mr. Beathard agreed that for one year after termination of his employment and receipt of the last payment pursuant to his employment agreement, he will not, directly or indirectly, commence doing business which is in competition with all or any portion of our business in any state in which we then operate, own, asset manage, or are in the process of developing more than two facilities. Mr. Beathard’s ownership of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent or less of the number of shares of such class of securities then issued and outstanding will not constitute a violation of these restrictions.

The 2007 Stock Incentive Plan

Pursuant to the 2007 Stock Incentive Plan, in the event of a “change in control” transaction, unless otherwise expressly provided under the terms of an award or by the Compensation Committee prior to such transaction:

•

all outstanding awards (except performance awards which will be governed by their express terms) will become fully exercisable, nonforfeitable, or the restricted period will terminate, as the case may be; and

•

the Compensation Committee will have the right to cash out some or all outstanding non-qualified stock options, stock appreciation rights and shares of restricted stock on the basis of the highest price per share paid in any transaction reported on the NYSE or paid or offered in any bona fide transaction related to a “change in control” during the immediately preceding 60-day period, in each case as determined by the Compensation Committee (except that the cash out for stock appreciation rights related to incentive stock options will be based on transaction reported for the date on which the holder exercises the stock appreciation rights or, if applicable, the date on which the cash out occurs).

For purposes of the 2007 Stock Incentive Plan, a “change in control” generally means the first to occur of:

•

the consummation of a merger, consolidation, statutory share exchange or sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets that requires the consent or vote of the holders of our common stock, other than where such holders immediately prior to such transaction have the same proportionate ownership of common stock of the surviving corporation immediately after such transaction;

•	our stockholders approve any plan or proposal for our liquidation or dissolution;

•

the cessation of control (by virtue of their not constituting a majority of our directors) of our by the individuals who (i) on the effective date of such transaction were our directors or (ii) subsequently become our directors and whose election or nomination by our stockholders was approved by at least two-thirds of our directors then in office who were our directors at the effective date of such transaction or whose election or nomination was previously so approved;

•

the acquisition of beneficial ownership of 20% or more of the voting power of our outstanding voting securities by any person or group who beneficially owned less than 15% of such voting power on the effective date of such transaction, or the acquisition of beneficial ownership of an additional five percent of such voting power by any person or group who beneficially owned at least 15% of such voting power on the effective date of the transaction; provided, however, there is no “change in control” for acquisitions where the acquiror is (i) a trustee or other fiduciary holding securities under our employee benefit plan, (i) our wholly-owned subsidiary or a corporation owned, directly or indirectly, by our stockholders in the same proportions as their ownership of our voting securities; or

•	in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving us to a case under Chapter 7.

Restricted Stock Award Agreements and Performance Award Agreements

When our named executive officers are awarded shares of restricted stock under the 2007 Stock Incentive Plan with time-based vesting provisions, each of them enters into a restricted stock award agreement with us. These restricted stock award agreements generally provide that, if the holder’s employment with us is terminated for any reason before the vesting date for the restricted shares, the restricted shares that have not previously vested will, automatically and without notice, terminate and be permanently forfeited as of such date, except that all unvested shares will vest in connection with the holder’s death or disability or in the event of a change in control.

In addition, when our eligible named executive officers are awarded shares of performance-based restricted stock under the 2007 Stock Incentive Plan, each of them enters into a performance award agreement with us. These performance award agreements generally provide that (1) if the holder’s employment with us is terminated for any reason before the vesting date for the performance shares, the performance shares that have not previously vested will, automatically and without notice, terminate and be permanently forfeited as of such date, and (2) the holder’s right to receive the specified percentage of performance shares that do not vest as a result of our failure to achieve the applicable performance measures will be automatically terminated and permanently forfeited; provided, that any performance shares that have not been forfeited pursuant to clause (2) above, will vest in connection with the holder’s death or disability or in the event of a change in control.

Potential Realizable Value of Equity Awards Upon a Change in Control Without Termination

Under the 2007 Stock Incentive Plan, in the event of a “change in control” the vesting of outstanding awards may be accelerated regardless of whether the employment of the holder of such an award is terminated in connection therewith. The following table provides quantitative disclosure of the potential realizable value of outstanding awards granted to our named executive officers (other than Mr. Johannessen) pursuant to the 2007 Stock Incentive Plan, assuming that:

•

an event which constituted a “change in control” under the 2007 Stock Incentive, as described above, was consummated on December 31, 2016, and the Compensation Committee has not determined that it is effective as of any other date;

•

the Compensation Committee has not expressly provided that the acceleration and cash-out provisions of the 2007 Stock Incentive Plan, each as described above, are not applicable to such “change in control” prior to its consummation; and

•	the portion of any award that is accelerated and cashed-out pursuant to the 2007 Stock Incentive Plan is not limited by Section 280G of the Code.

Potential Realizable Value(1)
Lawrence A. Cohen	$4,086,491
Carey P. Hendrickson	$1,952,274
David R. Brickman	$1,225,931
Joseph G. Solari	$204,317
David W. Beathard	$119,861

(1)

Calculated in accordance with SEC rules by reference to the closing price for our common stock on the NYSE on December 31, 2016, which was $16.05. Assuming that the Compensation Committee, in accordance with the 2007 Stock Incentive Plan, determined that the highest price per share for our common stock paid in any transaction reported on the NYSE or paid or offered in any bona fide transaction related to a “change in control” during the 60-day period immediately preceding December 31, 2016 was $17.38, which was the highest price per share for our common stock on the NYSE on December 20, 2016, the amounts payable to Messrs. Cohen, Hendrickson, Brickman, Solari and Beathard would be $4,425,122, $2,114,052, $1,327,519, $221,247 and $129,794, respectively.

Payments Upon Termination Without a Fundamental Change or Change in Control.

The following table provides quantitative disclosure of the estimated payments and benefits that would be provided to our named executive officers (other than Mr. Johannessen) assuming that:

•	each named executive officer’s employment with us was terminated on December 31, 2016;

•

the base salary and annual bonus earned by each named executive officer for his services to us for the period from January 1, 2016 through December 31, 2016 has been fully paid to such named executive officer; and

•

such termination was not in connection with an event that constituted a “change in control” under the 2007 Stock Incentive Plan or a “fundamental change” under any named executive officer’s employment agreement.

Total Termination Benefits ($)
Lawrence A. Cohen
• Termination by us because of Mr. Cohen’s disability or death or for any reason other than for “cause,” or termination by Mr. Cohen for “good reason”(1)	$2,913,580
• Termination for “cause”	$0
Carey P. Hendrickson
• Termination by us because of Mr. Hendrickson’s disability or death or for any reason other than for “cause,” or termination by Mr. Hendrickson for “good reason”(2)	$382,325
• Termination for “cause”(3)	$3,201
David R. Brickman
• Termination by us because of Mr. Brickman’s disability or death or for any reason other than for “cause,” or termination by Mr. Brickman for “good reason”(4)	$941,626
• Termination for “cause”(5)	$43,658
Joseph G. Solari
• Termination by us because of Mr. Solari’s disability or death or for any reason other than for “cause,” or termination by Mr. Solari for “good reason”(6)	$538,017
• Termination for “cause”(7)	$16,780
David W. Beathard
• Termination by us because of Mr. Beathard’s disability or death or for any reason other than for “cause,” or termination by Mr. Beathard for “good reason”(8)	$318,078
• Termination for “cause” (9)	$104,950

(1)	Represents base salary and annual bonus paid during the previous 12 months for two years from December 31, 2016.

(2)	Represents base salary for the balance of the term of Mr. Hendrickson’s employment agreement (through May 6, 2017), Mr. Hendrickson’s earned bonus through December 31, 2016 and accrued vacation pay of $3,201 as of December 31, 2016.

(3)	Represents accrued vacation pay as of December 31, 2016.

(4)	Represents base salary and annual bonus paid during the previous 12 months for two years from December 31, 2016 and accrued vacation pay of $43,658 as of December 31, 2016.

(5)	Represents accrued vacation pay as of December 31, 2016.

(6)	Represents base salary paid during the previous 12 months for two years from December 31, 2016, annual bonus paid during the previous 12 months and accrued vacation pay of $16,780 as of December 31, 2016.

(7)	Represents accrued vacation pay as of December 31, 2016.

(8)	Represents base salary payable for one year from December 31, 2016, and accrued vacation pay of $104,950 as of December 31, 2016.

(9)	Represents accrued vacation pay as of December 31, 2016.

Payments Upon Termination in Connection with a Fundamental Change and Change in Control.

The following table provides quantitative disclosure of the estimated payments and benefits that would be provided to our named executive officers (other than Mr. Johannessen) assuming that:

•	each named executive officer’s employment with us was terminated on December 31, 2016;

•

the base salary and annual bonus earned by each named executive officer for his services to us for the period from January 1, 2016 through December 31, 2016 has been fully paid to such named executive officer;

•

such termination was in connection with an event that constituted a “change in control” under the 2007 Stock Incentive Plan and a “fundamental change” under each named executive officer’s employment agreement, which was consummated on December 31, 2016, and the Compensation Committee has not determined that it is effective as of any other date;

•

the Compensation Committee has not expressly provided that the acceleration and cash-out provisions of the 2007 Stock Incentive Plan, as described above, are not applicable to such event prior to its consummation; and

•	the portion of any award that is accelerated and cashed-out pursuant to the 2007 Stock Incentive Plan is not limited by Section 280G of the Code.

	Cash Severance Payment ($)		Acceleration and Cash-Out of Equity Awards ($)(1)	Total Termination Benefits ($)
Lawrence A. Cohen	$4,370,369	(2)	$4,086,491	$8,456,860
Carey P. Hendrickson	$1,298,922	(3)	$1,952,274	$3,251,196
David R. Brickman	$941,626	(4)	$1,225,931	$2,167,557
Joseph G. Solari	$538,017	(5)	$204,317	$742,334
David W. Beathard	$318,078	(6)	$119,861	$437,939

(1)	Calculated in accordance with SEC rules by reference to the closing price for our common stock on the NYSE on December 31, 2016, which was $16.05. Assuming that the Compensation Committee, in accordance with the 2007 Stock Incentive Plan, determined that the highest price per share for our common stock paid in any transaction reported on the NYSE or paid or offered in any bona fide transaction related to a “change in control” during the 60-day period immediately preceding December 31, 2016 was $17.38 which was the highest price per share for our common stock on the NYSE on December 20, 2016, the amounts payable to Messrs. Cohen, Hendrickson, Brickman, Solari and Beathard with respect to the acceleration and cash-out of equity awards would be $4,425,122, $2,114,052, $1,327,519, $221,247 and $129,794, respectively.

(2)	Represents base salary and annual bonus paid during the previous 12 months for three years from December 31, 2016.

(3)	Represents base salary and annual bonus paid during the term of Mr. Hendrickson’s employment agreement for two years from December 31, 2016 and accrued vacation pay of $3,201 as of December 31, 2016.

(4)	Represents base salary and annual bonus paid during the previous 12 months for two years from December 31, 2016 and accrued vacation pay of $43,658 as of December 31, 2016.

(5)	Represents base salary paid during the previous 12 months for two years from December 31, 2016, annual bonus paid during the previous 12 months and accrued vacation pay of $16,780 as of December 31, 2016.

(6)	Represents base salary payable for one year from December 31, 2016, and accrued vacation pay of $104,950 as of December 31, 2016.

Keith N. Johannessen

Mr. Johannessen’s employment agreement provided that if we terminate Mr. Johannessen’s employment because of death or disability or for any reason other than for “cause,” or if Mr. Johannessen voluntarily resigns for “good reason,” then Mr. Johannessen will be entitled to:

•

receive his base salary plus his annual bonus paid at the rate during the previous 12 months for the balance of the term of his employment agreement, but not less than two years from the date of the notice of termination;

•	retain all of his stock options that have vested; and

•	payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

Mr. Johannessen went on medical leave on November 11, 2016, and died on December 20, 2016. In accordance with the terms of his employment agreement, his estate will be paid $1,347,327 as separation payments.

2016 DIRECTOR COMPENSATION

The following table summarizes the compensation earned by our non-employee directors in 2016. Messrs. Cohen and Johannessen did not receive any compensation for their services as directors during 2016. Please refer to the Summary Compensation Table above for the compensation received by Messrs. Cohen and Johannessen for their services as executive officers during 2016.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Philip A. Brooks	$66,500	$75,008	—	—	$141,508
Kimberly S. Lody	$68,500	$75,008	—	—	$143,508
E. Rodney Hornbake	$57,500	$75,008	—	—	$132,508
Jill M. Krueger	$72,500	$75,008	—	—	$147,508
Ronald A. Malone	$79,500	$75,008	—	—	$154,508
James A. Moore	$58,500	—	—	—	$58,500
Ed A. Grier	$31,000	$75,008	—	—	$106,008
Michael W. Reid	$101,000	$75,008	—	—	$176,008

During 2016, we did not maintain any pension or deferred compensation arrangements for our directors.

(1)	Represents an annual retainer fee and compensation for attendance at Board and committee meetings during 2016. See “—Compensation of Directors During 2016—Cash Compensation” below for more information.

(2)	Amounts reflect the aggregate grant date fair value of the equity award computed in accordance with ASC 718, and represents 4,110 shares of restricted stock granted pursuant to the 2007 Stock Incentive Plan on May 19, 2016, which vest in full on May 19, 2017; provided, however, that, in lieu of receiving such award, Ms. Krueger and Mr. Malone each elected to receive 4,110 restricted stock units, with each unit representing the right to receive one share of the Company’s common stock, which also vest in full on May 19, 2017. These are the only shares of restricted stock (and restricted stock units) that were held by the non-employee directors and outstanding as of December 31, 2016. Mr. Moore did not receive an equity grant during 2016.

Compensation of Directors During 2016

The key elements of the compensation payable to our non-employee directors are as follows:

Cash Compensation

For their services to us, our non-employee directors each received an annual retainer of $50,000 (in addition to the committee retainers and meeting fees discussed below). In addition, the independent Chairman of our Board (Mr. Moore through the date of the 2016 Annual Meeting, and Mr. Reid thereafter), the Chairman of the Audit Committee (Ms. Kreuger), the Chairman of the Nominating and Corporate Governance Committee (Mr. Malone), and the Chairman of the Compensation Committee (Mr. Moore through the date of the 2016 Annual Meeting, and Ms. Lody thereafter), each received at additional annual retainer of $45,000, $15,000, $10,000 and $10,000, respectively, for serving as the Chairpersons of such committees in 2016. The board and committee annual retainers are paid on a quarterly basis at the end of each quarter. During 2016, our non-employee directors also each received $1,500 for each committee meeting they attended and were reimbursed for their expenses in attending Board and committee meetings.

Equity Compensation

For their services to us, our non-employee directors each receive an equity grant effective immediately following the Annual Meeting with a value of $75,000 on the date of grant. Accordingly, on May 19, 2016, the Compensation Committee granted each of our non-employee directors (other than Mr. Moore, who declined to stand for re-election at the 2016 Annual Meeting) 4,110 shares of restricted stock pursuant to the 2007 Stock Incentive Plan, which vest in full on May 19, 2017; provided, however, that, in lieu of receiving such award, Ms. Krueger and Mr. Malone each elected to receive 4,110 restricted stock units, with each unit representing the right to receive one share of the Company’s common stock, which also vest in full on May 19, 2017.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been one of our officers or employees or has or had any relationship requiring disclosure pursuant to SEC rules. In addition, during 2016, none of our executive officers served as:

•

a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee;

•	a director of another entity, one of whose executive officers served on the Compensation Committee; or

•

a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee also discussed with the independent auditors matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1.AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors their independence and the compatibility of non-audit services with such independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC. The Audit Committee has also appointed, subject to stockholder ratification, Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2017.

Audit Committee

JILL M. KRUEGER, CHAIRPERSON

PHILIP A. BROOKS

ED A. GRIER

MICHAEL W. REID

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy of the Board of Directors

The Board has adopted a statement of policy with respect to transactions involving us and “related persons” (generally our senior officers, directors, nominees for director, persons owning five percent or more of our outstanding common stock, immediate family members of any of the foregoing, or any entity which is owned or controlled by any of the foregoing persons or an entity in which any of the foregoing persons has a substantial ownership interest or control). The policy generally covers any related person transaction involving amounts greater than $25,000 in which a related person has a direct or indirect material interest.

Under the policy, each related person transaction must be entered into on terms that are comparable to those that could be obtained as a result of arm’s length dealings with an unrelated third party and must be approved by the Audit Committee. Pursuant to the policy, at the first regularly scheduled meeting of the Audit Committee each calendar year, members of our management will recommend related person transactions to be entered into by us for that year, including the proposed aggregate value of any such transaction. After review, the Audit Committee will approve or disapprove each such related person transaction. No member of the Audit Committee will participate in any discussion or approval of a related person transaction for which he or she is a related person, except that such member will provide all material information concerning the related person transaction. At each subsequently scheduled meeting of the Audit Committee, members of our management will update the Audit Committee as to any material change with respect to each approved related person transaction.

In the event that our management recommends any further related person transactions subsequent to the first meeting of the Audit Committee in a particular calendar year, such transactions may be presented to the Audit Committee for approval or disapproval, or preliminarily entered into by members of our management subject to ratification by the Audit Committee. However, if the Audit Committee ultimately declines to ratify any such related person transaction, our management will make all reasonable efforts to cancel or annul the transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of shares of our common stock, and upon representations from those persons, we believe that all SEC stock ownership reports required to be filed by those reporting persons during 2016 were timely made, except that, on January 25, 2017, Mr. Wilbur filed his Form 3 late.

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL 2)

The Audit Committee has appointed Ernst & Young LLP, independent auditors, to be our principal independent auditors and to audit our consolidated financial statements for the fiscal year ending December 31, 2017. Ernst & Young LLP has served as our independent registered public accounting firm since October 3, 2006.

Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee has the responsibility for the selection of our independent auditors. Although stockholder ratification is not required for the selection of Ernst & Young LLP, and although such ratification will not obligate us to continue the services of such firm, the Board is submitting the selection for ratification with a view towards soliciting our stockholders’ opinion thereon, which may be taken into consideration in future deliberations. If the appointment is not ratified, the Audit Committee must then determine whether to appoint other auditors before the end of the current fiscal year and, in such case, our stockholders’ opinions would be taken into consideration.

The Board of Directors unanimously recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2017.

FEES PAID TO INDEPENDENT AUDITORS

The aggregate fees billed by Ernst & Young LLP for fiscal years 2016 and 2015 were as follows:

	Fees
Services Rendered	2016	2015
Audit fees(1)	$1,038,250	$978,000
Audit-Related fees(2)	39,500	31,000
Tax fees(3)	—	—
All other fees	—	—

Total	$1,077,750	$1,009,000

(1)	Includes professional services for the audit of our annual financial statements, reviews of the financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to consulting services.

(3)	Includes fees associated with tax compliance, tax advice and tax planning.

The Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining Ernst & Young LLP’s independence and has concluded that it is.

The Audit Committee has the sole authority to appoint or replace the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee is responsible for the engagement of the independent auditor to provide permissible non-audit services, which require pre-approval by the Audit Committee (other than with respect to de minimis exceptions described in the rules of the NYSE or the SEC that are approved by the Audit Committee). The Audit Committee ensures that approval of non-audit services by the independent auditor are disclosed to investors in periodic reports filed with the SEC.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL 3)

We are submitting an Advisory Vote on Compensation to our stockholders.

As described in the Compensation Discussion and Analysis section of this proxy statement (beginning on page 20), the following key objectives are the cornerstone of our executive compensation program:

•	establish competitive target pay in line with those with whom we compete for executive level talent;

•	retain talented individuals;

•	designs revolving around a strong link between executive pay and company performance;

•	prudent risk taking by executives;

•	aligning our goals, efforts and results through a comprehensive executive compensation design, process and overall package; and

•	continually engaging stockholders in the overall process.

We believe these objectives collectively link compensation to overall Company performance and directly link compensation to the objectives set forth in our 2016 business plan that was developed with our Board of Directors. These objectives help ensure that the interests of our named executive officers are closely aligned with the interests of our stockholders. As described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K, our fiscal 2016 financial results, based upon various measures, increased significantly relative to our fiscal 2015 financial results. The following table highlights the year-over-year comparison of some of the key financial metrics that the Compensation Committee uses in evaluating our performance for purposes of making compensation decisions.

Performance Measures	Fiscal Year 2016	Fiscal Year 2015	% Increase
Revenue	$447.4 million	$412.2 million	8.5%
Adjusted EBITDAR	$152.9 million	$144.5 million	5.8%
Adjusted CFFO	$48.3 million	$47.0 million	2.8%
Adjusted CFFO per Share	$1.67 per share	$1.64 per share	1.8%

We seek to maintain high standards with respect to the governance of executive compensation. Key features of our compensation policies and practices that aim to drive performance and align with stockholder interests are highlighted below:

Our Compensation Practices (What we do)	Our Prohibited Compensation Practices (What we don’t do)

✓        At-Risk Compensation: Our incentive-based compensation represents a significant portion of our executives’ compensation (including 81% for our CEO).

✓        Double Trigger Vesting: We provide for double-trigger vesting following a change-of-control for equity awards granted in Fiscal 2017 and beyond for all equity participants.

✓        Robust Stock Ownership Guidelines: We implemented Stock Ownership Guidelines for both executives and directors in 2017

✓        Clawback Policy: Our named executive officers are subject to a robust recoupment policy in the event the Company is required to restate its financial statements.

✓        Annual Review: We conduct an annual review of our executive compensation program to ensure it rewards executives for strong performance, aligns with stockholder interests, retains top talent, and discourages unnecessary risk taking by our executives.

✓        Independent Consultant: We use an independent compensation consultant retained by the Compensation Committee, in its sole discretion, who performs no consulting or other services for the Company’s management.

×       No Guaranteed Increases: We do not guarantee salary increases or annual incentives for our named executive officers.

×       No Hedging: We prohibit the hedging of the Company’s stock by directors, officers, or employees of the Company.

×       No Pledging: We prohibit the pledging of the Company’s stock by directors and officers of the Company.

×       No Repricing Without Stockholder Approval: We do not reprice underwater stock options without stockholder approval.

×       No Discount Grants: We do not provide for grants of equity below fair market value.

×       No Excessive Perquisites or Special Benefits: Our named executive officers are only eligible to participant in benefit plans that are generally available to all of our employees.

×       No Excise Tax Gross-Ups: We do not provide any gross-up payments for so called “golden parachute” payments in the event of a change in control.

For fiscal 2016, we believe our compensation programs, which are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased stockholder value, delivered payments commensurate with our strong financial performance.

•	Emphasis on Pay for Performance.

•	For 2016, a significant portion of the total compensation opportunity available to our named executive officers who were eligible to participate in our Incentive Compensation Plan was linked to the achievement of specified corporate and individual goals. Adjusted CFFO per share and adjusted EBITDAR were the key metrics for corporate goals under our Incentive Compensation Plan for 2016. We believe these metrics provide for a balanced approach to measuring annual Company performance. See Appendix A for a discussion of such metrics.

•

We further link compensation and performance through grants of performance-based equity awards to our named executive officers, whose vesting is subject to our achievement of certain performance targets over a three-year period, which is primarily designed to encourage our named executive officers to focus on our long-term performance.

•

Our four primary executive compensation programs are designed to provide a target value for compensation that is competitive with our peers and will attract and retain the talented executives necessary to execute on the Company’s strategic plan.

•	Our target pay mix is aggressively weighted toward long-term performance-based pay-at-risk to align executive payouts with excellent performance.

•

Although the annual incentive payout that was earned based on 2016 performance by the CEO and CFO was 92.3% and 94.5% of their target payouts, respectively, the Committee decreased the actual annual incentive payout for the CEO and CFO by 30% to acknowledge the broader industry downturn and its impact on our financial performance and our total stockholder return.

•	Stockholder Feedback and Company Response

•

The Compensation Committee carefully considers the views of its stockholders as part of its annual compensation review process. Conversations the Company had with its investors and proxy advisory firms following the 2016 advisory vote on executive compensation were considered along with current market practices and general investor concern over certain pay practices.

•	Below summarizes some of the changes that the Compensation Committee decided to make both to payouts in respect of 2016 performance, and to the overall compensation program for 2017:

•	Negative Adjustments of -30% were applied to 2016 Annual Incentive payouts and 2017 LTI Awards decreased $684,000 for CEO and on average -27% for other NEOs;

•	Decreased Target LTI Awards for 2017;

•	Changed the 2017 Company Peer Group to include additional peers in Real Estate;

•	Implemented 3-Year Cumulative Long-Term Goals in LTI Program;

•	Implementing Double Trigger for Equity Award Acceleration;

•	Changing the LTI Program Design to Include a Relative TSR Modifier; and

•	Changed the LTI mix to 60% performance-based restricted shares and 40% time-based restricted shares (from 50%/50%) to further emphasize performance-based pay.

The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that it is not binding on us, our Board or the Compensation Committee. The SEC rules adopted in response to the matters pertaining to executive compensation in the Dodd-Frank Act did not specify a voting standard for this proposal. As a result, pursuant to our Bylaws, assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote, present in person or represented by proxy, at the Annual Meeting is required to approve, on an advisory basis, this Proposal 3.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON

EXECUTIVE COMPENSATION

(PROPOSAL 4)

The Dodd-Frank Act provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC, which we refer to as an advisory vote on executive compensation. By voting with respect to this Proposal 4, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may, if they desire, abstain from casting a vote on this proposal.

Our Board of Directors has determined that an annual advisory vote on executive compensation will allow our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Our Board of Directors believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters. The Company recognizes that the stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation.

This vote is advisory and not binding on the Company or our Board of Directors in any way. The SEC rules adopted in response to the matters pertaining to executive compensation in the Dodd-Frank Act did not specify a voting standard for this proposal. As a result, pursuant to our bylaws, assuming the presence of a quorum, the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote is required to approve, on an advisory basis, the frequency of an advisory vote on executive compensation. If no frequency receives such a majority, our Board of Directors expects to hold such an advisory vote annually in accordance with its recommendation, although the Board will take into account the outcome of this vote when making this determination. The Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes by our stockholders.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

The Board of Directors unanimously recommends a vote for the option of “EVERY ONE YEAR” as the preferred frequency for advisory votes on executive compensation.

OTHER BUSINESS

(PROPOSAL 5)

The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy in their discretion as they may deem appropriate, unless directed by the proxy to do otherwise.

GENERAL

The cost of any solicitation of proxies by mail will be borne exclusively by us. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of shares of our common stock held of record by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith. Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of our common stock registered in their names, will be requested to forward solicitation material to the beneficial owners of such shares and to secure their voting instructions. We have retained Georgeson to assist in soliciting proxies for the Annual Meeting for a fee of $8,000. The cost of such solicitation will be borne exclusively by us.

By Order of the Board of Directors

Michael W. Reid Chairman of the Board	Lawrence A. Cohen Chief Executive Officer

April 14, 2017

Dallas, Texas

Appendix A

Certain Information With Respect to Non-GAAP Financial Measures Used in This Proxy Statement

In the attached proxy statement, the Company utilizes certain financial measures of operating performance, such as adjusted EBITDAR, adjusted CFFO and adjusted CFFO per share, that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

Adjusted EBITDAR is a financial valuation measure and Adjusted CFFO is a financial performance measure that, neither of which is calculated in accordance with GAAP. Non-GAAP financial measures may have material limitations in that they do not reflect all of the costs associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Adjusted EBITDAR is a valuation measure commonly used by our management, research analysts and investors to value companies in the senior living industry. Because Adjusted EBITDAR excludes interest expense and rent expense, it allows our management, research analysts and investors to compare the enterprise values of different companies without regard to differences in capital structures and leasing arrangements.

The Company believes that Adjusted CFFO is a useful performance measure in identifying trends in day-to-day operations because it excludes the costs associated with acquisitions and conversions and other items that do not ordinarily reflect the ongoing operating results of our primary business. Adjusted CFFO provides an indicator to management of progress in achieving both consolidated and individual business unit operating performance and is used by research analysts and investors to evaluate the performance of companies in the senior living industry.

The Company strongly urges you to review the following reconciliation of net loss to Adjusted EBITDAR and the reconciliation of net loss to Adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows, which are included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2017.

A-1

CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(In thousands, except per share data)

	Fiscal Year Ended December 31,
	2016	2015
Adjusted EBITDAR
Net loss	$(28,017)	$(14,284)
Depreciation and amortization expense	60,398	53,017
Stock-based compensation expense	11,645	8,833
Facility lease expense	61,718	61,213
Provision for bad debts	1,727	1,192
Casualty losses	1,271	1,250
Interest income	(67)	(53)
Interest expense	42,207	35,732
Write-off of deferred loan costs and prepayment premiums	—	2,766
Loss (Gain) on disposition of assets, net	65	(6,225)
Other income	(233)	(1)
Provision for income taxes	435	900
Transaction and conversion costs	4,922	3,262
Communities excluded due to repositioning/lease up	(3,167)	(3,141)

Adjusted EBITDAR	$152,904	$144,461
Adjusted CFFO and Adjusted CFFO per share
Net (loss) income	$(28,017)	$(14,284)
Non-cash charges, net	82,113	63,820
Lease incentives	(7,530)	(2,464)
Recurring capital expenditures	(4,634)	(4,413)
Casualty losses	1,271	1,250
Transaction and conversion costs	5,568	3,262
Tax impact of 4 property sale	—	351
Tax impact of Spring Meadows Transaction	(424)	(424)
Communities excluded due to repositioning/lease up	(43)	(101)

Adjusted CFFO	$48,304	$46,997
Basic shares outstanding	28,909	28,688

Adjusted CFFO per share	$1.67	$1.64

A-2

Capital Senior Living Corporation
IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 5 and, for Proposal 4, for the option of
“EVERY ONE YEAR” as the preferred frequency for advisory votes on executive compensation.

1.   Proposal to elect as directors of the Company the following persons to hold office until the annual meeting of stockholders of the Company to be held in 2020, or until their respective successors are duly qualified and elected.

+
01 - Lawrence A. Cohen 02 - E. Rodney Hornbake 03 - Kimberly S. Lody

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain
2. Proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP, independent accountants, as the Company’s independent auditors for the fiscal year ending December 31, 2017.		☐ For	☐ Against	☐ Abstain
3. Proposal to approve the Company’s executive compensation.		☐	☐	☐
	EVERY ONE YEAR	EVERY TWO YEAR	EVERY THREE YEAR	Abstain
4. Proposal to approve, on an advisory basis, the frequency of an advisory vote on the compensation of the Company’s named executive officers.	☐	☐	☐	☐
5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.		For ☐	Against ☐	Abstain ☐

This proxy will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted as indicated below:

“FOR” the election of each of the nominees for director (Proposal 1), “FOR” Proposals 2, 3 and 5 and, for Proposal 4, for the option of “EVERY ONE YEAR” as the preferred frequency for advisory votes on executive compensation.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

14160 Dallas Parkway, Suite 300 Dallas, Texas 75254
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David R. Brickman and Carey P. Hendrickson, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated hereon, all the shares of the common stock of Capital Senior Living Corporation (the “Company”), held of record by the undersigned on March 27, 2017, at the Annual Meeting of Stockholders of the Company to be held at The Westin Stonebriar Hotel, 1549 Legacy Drive, Frisco Texas 75034 on May 16, 2017 at 10:00 AM Central Time, and any postponement(s) or adjournment(s) thereof.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH FOR THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

(Continued and to be marked, dated and signed, on the other side)